Exhibit 10.36

OPTION AGREEMENT FOR THE PURCHASE AND
SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

Dated September 20, 2011

by and between

SPANSION LLC,
a Delaware Limited Liability Company

and

PROMETHEUS REAL ESTATE GROUP, INC.,
A California Corporation

TABLE OF CONTENTS

Page

1.	GRANT OF OPTION	1

2.	OPTION CONSIDERATION	2

3.	PURCHASE PRICE; PRICE PARTICIPATION	3

3.1	Purchase Price	3
3.2	Payment of Purchase Price	3

4.	INSPECTION AND RELATED MATTERS	3

4.1	Inspection	3
4.2	Release	4
4.3	Hazardous Materials Definition, Disclosure, and Assignment	5
4.4	Insurance	7
4.5	Indemnity	8

5.	TITLE AND ESCROW	8

6.	PERMITTED TITLE EXCEPTIONS	9

6.1	10
6.2	10

7.	CONDITIONS TO CLOSE OF ESCROW	11

7.1	Optionee Conditions	11
7.2	Optionor Conditions	12

8.	CLOSE OF ESCROW	13

8.1	Closing Date	13
8.2	Optionee’s Obligations	13
8.3	Optionor’s Obligations	13
8.4	Escrow Holder’s Obligations	14
8.5	Supplemental Taxes	15
8.6	Escrow Holder’s Reporting Obligations	15
8.7	Optionee Documents	15
8.8	Escrow Cancellation Charges	15

9.	OPTIONOR’S REPRESENTATIONS AND WARRANTIES	15

9.1	Due Authorization	16
9.2	No Conflict	16
9.3	No Condemnation or Litigation	16
9.4	No Violations of Law	16
9.5	Property Disclosures	16
9.6	No Fraudulent Transfer	16
9.7	Leases or Other Agreements	16
9.8	Third Party Rights	17
9.9	Remediation Agreement	17
9.10	Environmental Condition	17
9.11	Bankruptcy or Insolvency	17

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10.	OPTIONEE’S REPRESENTATIONS AND WARRANTIES	19

10.1	Due Authorization	19
10.2	Due Execution	19
10.3	Bankruptcy or Insolvency	19
10.4	Preliminary Due Diligence	19

11.	PROPERTY “AS-IS”	20

11.1	“As-Is” Sale	20

12.	GENERAL ASSIGNMENT	21

13.	LAND USE APPROVALS	21

13.1	Cooperation in Pursuit of Entitlements	21
13.2	Optionor’s Processing and Approval Rights	22
13.3	Optionee’s Processing and Approval Rights	22
13.4	Remedies	22

14.	DISCLOSURES TO PURCHASERS	22

15.	INDEMNITY	23

15.1	23
15.2	23
15.3	23

16.	OPTIONOR’S COVENANTS	24

16.1	Covenants	24
16.2	Optionee's Right to Cure	25

17.	LEASEBACK	25

18.	CONFIDENTIALITY OF AGREEMENT	25

19.	BROKER’S COMMISSION	26

20.	DEFAULT	26

20.1	Optionor Default	26
20.2	Optionee Default	27
20.3	Recoverable Damages	28

21.	MATERIAL DAMAGE; CONDEMNATION	28

22.	MISCELLANEOUS PROVISIONS	29

22.1	Time is of the Essence	29
22.2	Governing Law	29
22.3	Integration	29
22.4	Survival of Covenants and Warranties	29
22.5	Computation of Periods	29
22.6	Effectiveness of Agreement and Amendments	29
22.7	Assignment	29
22.8	Notices	30
22.9	Attorneys’ Fees	32

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22.10	Successors and Assigns	32
22.11	Severability	32
22.12	Waiver	32
22.13	Further Assurances	32
22.14	Capitalized Terms	32
22.15	Counterparts	32
22.16	Negotiated Transaction	32
22.17	Board of Directors Approval	33
22.18	Memorandum of Option	33
22.19	Effective Date	34

LIST OF EXHIBITS

Exhibit A-1	-	Legal Description of Property
Exhibit A-2		Depiction of Property
Exhibit B	-	Entitlements Costs and Vendors
Exhibit B-1	-	Initial Disbursement
Exhibit C	-	Optionee’s Due Diligence Schedule
Exhibit D	-	Grant Deed
Exhibit E	-	General Assignment
Exhibit F	-	Lease
Exhibit G	-	Assignment and Assumption of Remediation Agreement
Exhibit H	-	Entitlements Roles & Responsibilities
Exhibit I	-	Memorandum of Option
Exhibit J	-	Quitclaim Deed
Exhibit K	-	Seller’s Affidavit

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OPTION AGREEMENT FOR THE PURCHASE AND
SALE OF REAL PROPERTY AND ESCROW INSTRUCTIONS

This Option Agreement for the Purchase and Sale of Real Property and Escrow Instructions (the “Agreement”), dated September 20, 2011, is entered into by and between Spansion LLC, a Delaware limited liability company (“Optionor”), and Prometheus Real Estate Group, Inc., a California corporation (“Optionee”).  Optionor and Optionee are hereinafter sometimes individually referred to as a “party” and collectively as the “parties”.

RECITALS

A.           Optionor is the owner of that certain real property consisting of approximately twenty-four and one-half (24.5) acres located at 915 DeGuigne Drive in the City of Sunnyvale (“City”), County of Santa Clara (“County”), State of California which real property is legally described on Exhibit A-1 attached hereto and which is depicted on Exhibit A-2 attached hereto, which Exhibits are incorporated herein by this reference (the “Property”).

B.           The Property is improved with a submicron development center building consisting of approximately 189,000 gross square feet (the “SDC”), a PG&E transmission facility (the “Transmission Facility”), a headquarters building containing approximately 265,000 square feet of office space, labs with a data center and an on-site cafeteria (the “HQ Building”), and a warehouse building containing approximately 17,000 square feet (“Building 943”).  The Property is part of a Superfund site, which is the subject of a tri-party agreement (“Tri-Party Agreement”) between TRW, Philips Semiconductors, Inc. (“Philips”), and Advanced Micro Devices, Inc. (“AMD”) for the cleanup and involves an on-site ground water treatment facility and test wells, as more particularly described in the Hazardous Materials Documents (defined below).

C.           After closing, Optionee intends to develop the Property with residential dwelling units (each, a “Unit” and collectively, the “Units”).

D.           Optionee desires to acquire an option to purchase the Property from Optionor, and Optionor desires to grant Optionee such an option to purchase the Property.  This Agreement sets forth the terms and conditions agreed upon between Optionor and Optionee with respect to the option to purchase the Property and, if and to the extent the option is exercised, the purchase and sale of the Property and portions thereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.           GRANT OF OPTION

Subject to the terms and conditions set forth in this Agreement, and the payment by Optionee of the Option Consideration (as that term is defined below), Optionor hereby grants to Optionee the exclusive right and option (the “Option”) to purchase the Property in accordance with the terms and conditions of this Agreement.  The term of the Option (the “Option Term”) shall commence as of the delivery of the Approval Notice (defined below), following deposit of the Deposit (defined below) and the making of the Initial Disbursement (defined below) and any Subsequent Disbursement (defined below) required to be made on or before said delivery of the Approval Notice under the terms of Article 2 below, and end on or before the date that is twelve (12) months after the Effective Date (the “Option Expiration Date”), unless terminated earlier as set forth herein.  Optionee shall have the right to exercise the Option at any time during the Option Term, by delivering to Optionor written notice stating that Optionee has exercised the Option (“Option Exercise Notice”).  Upon such exercise, this Agreement shall become an effective purchase and sale agreement for the sale of the Property by Optionor to Optionee.  The Option Term may be extended only by mutual agreement of Optionor and Optionee, evidenced by an executed, written amendment to this Agreement.

2.           OPTION CONSIDERATION

Optionee agrees to pay to Optionor option consideration (the “Option Consideration”), as follows.  No later than 5:00 p.m. Pacific Time on the day that is three (3) business days after the execution of this Agreement by Optionee and Optionor, Optionee shall deposit with Escrow Holder (as hereinafter defined) a sum equal to One Million Dollars ($1,000,000.00) in immediately available funds (the “Deposit”).  A portion of the Deposit shall be immediately released to Optionor that is equal to the portion of verifiable expenses incurred by Optionor as described in Exhibit B-1 hereto (the “Initial Disbursement”), which the parties agree Optionee would have otherwise been required  to spend in its due diligence.  The balance of the Deposit shall be used, in whole or in part, to reimburse Optionor and Optionee for all costs (collectively, “Entitlement Costs”) related to the Entitlements (defined below) incurred after July 15, 2011 and prior to Closing or the earlier termination of this Agreement, as initially detailed in Exhibit B hereto, subject to modification or additions agreed to by Optionee and Optionor in writing after the date of this Agreement, which agreement shall not be unreasonably withheld or delayed by either party; provided, that notwithstanding the foregoing, Optionee may withhold its consent in its sole and absolute discretion with respect to any such subsequent modifications or additions requested by Optionor where such request would result in additional subsequent disbursements in excess of $50,000 for all such additional subsequent disbursements requested by and/or made to Optionor.  Such subsequent reimbursement for Entitlement Costs (each a “Subsequent Disbursement” and collectively the “Subsequent Disbursements”), which shall be for vendors and amounts specifically identified in Exhibit B hereto or otherwise agreed to in writing by the parties under the approval standard provided in the immediately preceding sentence, shall occur no less frequently than monthly following the Effective Date, within 10 days of submission of invoices to Escrow Holder, provided that (i) contracts with each such vendor shall either be jointly entered into by Optionor and Optionee, or else, in case of any contract entered into solely by Optionee and any such vendor, shall provide that Optionor is an intended third party beneficiary of such contract, as a condition to any Subsequent Disbursement with respect to such contract; (ii) a copy of each such invoice, together with evidence of payment, shall be submitted by the submitting party (the “Submitting Party”) to the other party hereto (the “Non-Submitting Party”), simultaneously with the submission of such invoice to Escrow Holder, and (iii) such invoice shall be deemed approved by the Non-Submitting Party and reimbursed to the Submitting Party within 10 days of submission unless, prior to the end of such 10-day period, the Non-Submitting Party notifies both the Submitting Party and Escrow Holder that said invoice is not to be reimbursed (an “Invoice Disapproval”).  The parties agree that neither party may exercise an Invoice Disapproval unless the invoice in question is not entitled to be reimbursed under the terms of this Article 2, and in the event of any Invoice Disapproval, the parties agree to cooperate expeditiously and in good faith to determine whether such Invoice Disapproval was justified.  If Optionee fails to make the Deposit as and when required hereunder, this Agreement shall automatically terminate without notice, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement.  Optionor and Optionee hereby instruct Escrow Holder to place the Deposit in an interest bearing account, with all interest thereon to be considered a part of the Deposit (other than the portion of the Deposit that is released as an Initial Disbursement or a Subsequent Disbursement, if any).  Escrow Holder is hereby irrevocably authorized and instructed by the parties as follows: (a) to release the entire amount of the Initial Disbursement to Optionor, immediately after receipt of the Deposit; and (b) to make each subsequent disbursement to Optionor and Optionee on a monthly basis within 10 days of submission of invoices to Escrow Holder, subject to the requirements described above.  Subject to Subsequent Disbursements to be made to Optionee from the Deposit as provided above, and except where escrow fails to close due to a default by Optionor under this Agreement or as otherwise specifically provided in this Agreement, both of the following shall apply: (1) the Initial Disbursement shall constitute Option Consideration and shall be deemed nonrefundable to Optionee as of the Effective Date, and (2) the remainder of the Deposit shall constitute additional Option Consideration and shall be deemed nonrefundable to Optionee upon the giving of the Approval Notice.  Provided the Option is exercised in accordance with Article 1 above, any remaining portion of the Deposit and accrued interest shall be applied toward the Purchase Price at the Closing (hereinafter defined in Section 8.1), but in no event shall the amount of the Initial Disbursement or any of the Subsequent Disbursements be so applied toward the Purchase Price.

3.           PURCHASE PRICE; PRICE PARTICIPATION

3.1           Purchase Price.  The purchase price for the Property shall be Sixty-Five Million Dollars ($65,000,000) (the “Purchase Price”).

3.2           Payment of Purchase Price.  The Purchase Price, plus an amount equal to Optionee’s share of the closing costs and prorations as set forth in Section 8.4 below, less an amount equal to Optionor’s share of the closing costs and prorations set forth in Section 8.4 below, and less that portion of the Deposit which is to be applied against the Purchase Price at Closing under the terms of Article 2 above, shall be deposited by Optionee with Escrow Holder in immediately available funds on or prior to the Closing Date (hereinafter defined) (the “Closing Payment”).  At the Closing, the Closing Payment shall be disbursed to or for the benefit of Optionor.

4.           INSPECTION AND RELATED MATTERS

4.1           Inspection.  At all reasonable times (during business hours) prior to the date (the “Approval Date”) that is sixty (60) days calendar after the Effective Date, and thereafter until the Close of Escrow or the earlier termination of this Agreement, Optionee, its agents and representatives shall be entitled to enter upon the Property, on prior reasonable notice to Optionor, to perform inspections of the Property to determine and evaluate, in Optionee’s sole and absolute discretion (i) the feasibility of Optionee’s acquisition of the Property based on Optionee’s review of the Property Documents (hereinafter defined), (ii) the physical condition of the Property, including, without limitation, any hazardous materials survey, and any other surveys, inspections, tests, studies and investigations relating to physical, geological, engineering or environmental conditions of the Property that Optionee conducts in accordance with the terms of this Agreement, it being understood and agreed by Optionee that no physical testing for Hazardous Materials (as hereinafter defined) shall be performed on the Property without the express written consent of Optionor, which consent shall not be unreasonably withheld or delayed, (iii) the feasibility of Optionee’s acquisition of the Property based on its investigation, studies and reports (including, without limitation, market studies and appraisals), (iv) the zoning of the Property, (v) the grading of and any grading plans for the Property, and (vi) any other matter or thing relating to or affecting the Property or Optionee’s intended use thereof.  Optionee acknowledges and agrees that all studies, inspections and investigations conducted by Optionee have been and will be conducted at Optionee’s sole cost, expense and risk (subject to the reimbursements described in Article 2 above), and Optionor shall have no obligation with respect thereto except as otherwise expressly provided in this Agreement.  Optionee shall use diligent efforts to perform its due diligence in accordance with the schedule set forth in Exhibit C hereto, and shall meet not less than weekly (which meetings may be by teleconference) prior to the Approval Date to report to Optionor on Optionee’s progress in satisfying the due diligence matters set forth in Exhibit C hereto and the deadlines set forth in said schedule, subject to reasonable delays for circumstances beyond Optionee’s reasonable control, and to advise Optionor as to any potential problems or issues that have arisen and Optionee’s evaluation of their economic implications.  If Optionee fails to perform the obligations under the previous sentence, then Optionor may provide Optionee with a written notice specifying the nature of such failure and Optionee shall have ten (10) days from receipt of such notice to correct such failure; provided, that if Optionee does not correct such failure within such ten (10) day period, then Optionor shall have the right to terminate this Agreement by giving written notice to Optionee, in which event this Agreement shall be deemed terminated, Optionor shall retain the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, but shall authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, Optionee shall be obligated to pay any escrow cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement.  Notwithstanding anything to the contrary contained in this Section 4.1, Buyer’s delivery of an Approval Notice (as herein defined) on or before the date required above shall satisfy all of Buyer’s obligations under the immediately preceding two sentences.  Within five (5) business days after the opening of Escrow (defined below), Optionor shall provide to Optionee, or otherwise make available to Optionee for Optionee’s review, copies of all tests, surveys, approvals, maps, plans, records, permits, correspondence with governmental agencies; engineering, geological, soils, or other studies, tests, or reports; any environmental and hazardous material reports and notices; all leases and contracts, if any, affecting the Property and any amendments or side letters thereto; tax and assessment statements; any documents regarding any filed or threatened litigation affecting or relating to the Property; and any other material data and information about the Property in Optionor’s possession or, to the extent commercially reasonably available, control related to the operation of the Property (collectively, the “Property Documents”).  Except as specifically set forth in Section 9.5 hereof, Optionor makes no representation or warranty with respect to the accuracy or completeness of any of the Property Documents or any of the Hazardous Materials Documents (defined below).  Notwithstanding any other provision of this Section 4.1, Optionor shall not be liable for the failure to deliver or make available any Property Document which is otherwise available prior to the Approval Date in public records located in the County of Santa Clara (or of which Optionee actually obtains prior to the Approval Date a copy through some other means), and no failure to deliver any Property Document expressly referenced in this sentence shall give rise to any right to terminate this Agreement or to any cause of action against Optionor or any other party.  At Optionee’s request, Optionor shall use commercially reasonable and diligent efforts to obtain any Property Document specifically identified by Optionee that is not in Optionor’s possession but under Optionor’s control (to the extent commercially reasonably available) if such document is not otherwise available in the public records located in the County of Santa Clara.  On or before 5:00 p.m. Pacific Time on the Approval Date, Optionee may elect, in its sole and absolute discretion, to deliver a written notice to Optionor approving the condition of the Property and all Property Documents (the “Approval Notice”).  If Optionee fails to deliver the Approval Notice on or before such date, or if the Approval Notice contains any qualifications or conditions (other than qualifications or conditions already contemplated by this Agreement or otherwise agreed to by Optionor in writing prior to the Approval Date), this Agreement shall be deemed terminated, Optionor shall retain the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, but shall authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, Optionee shall be obligated to pay any escrow cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement.

4.1.1             NHDS.  Within ten (10) business days after the opening of Escrow, Optionor shall provide or cause to be provided to Optionee (by e-mail transmittal or otherwise), or otherwise make available to Optionee for Optionee’s review, a copy of a Natural Hazard Disclosure Statement for the Property prepared by a qualified expert (the “Expert”), in the form required by California Civil Code Section 1103.2(a), setting forth the Expert’s determination of whether the Property is subject to Sections 8589.3, 8589.4 or 51183.5 of the California Government Code or Sections 2621.9, 2694 or 4136 of the California Public Resources Code.  It is agreed that (i) Optionor will rely solely and exclusively on the Expert to make such determination and (ii) without limiting Optionor’s representations and warranties contained in Article 9, the release set forth in Section 4.2.2 below shall include any failure of Optionor to provide the disclosure required by California Civil Code Section 1103 et seq. due to an error or omission of the Expert.

4.2           Release.

4.2.1             Except to the extent caused by a breach of a representation or warranty of Optionor expressly set forth in Article 9 below, or the fraud or intentional misconduct of any Optionor Indemnitees, or the breach of Optionor’s covenants or indemnities contained herein or in the Lease (defined below), or third party claims made by employees of Optionor or any of the other Optionor Indemnitees, Optionee on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Optionor Indemnitees (hereinafter defined), from any and all demands, claims, legal or administrative proceedings, suits, losses, liabilities, damages, penalties, obligations, fines, liens, causes of action, judgments, settlements, injunctive relief, injury to persons, natural resources or property (including without limitation claims for loss of property values and claims for “stigma” related damages), costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen (collectively, “Claims and Damages”), that may arise on account of or in any way be connected with the physical condition of the Property, the presence of Hazardous Materials (hereinafter defined) in, on, under, or about the Property, any patent or latent condition affecting the Property, or any law or regulation applicable thereto, including, without limitation, any Hazardous Materials Laws (hereinafter defined).  As used in this Agreement, the term “Optionor Indemnitees” shall mean and include (i) Optionor; (ii) Optionor's members, and any entity controlling, controlled by, or in common control of Optionor or Optionor’s members (“Optionor’s Affiliates”); (iii) Optionor’s managers, directors, officers, employees, representatives and agents (but shall not include any contractors, subcontractors, or consultants providing services which are paid for in whole or in part by an Initial Disbursement or Subsequent Disbursement or any other contractors, subcontractors, or consultants who provide such services for the benefit of Optionee)(“Optionor’s Agents”); and (iv) all of their respective heirs, successors, personal representatives and assigns.

4.2.2             In connection with Section 4.2.1 above, and elsewhere as expressly provided for in this Agreement, Optionee hereby expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Optionee’s Initials _____

The foregoing release shall survive the Closing and/or any termination of this Agreement.

4.3           Hazardous Materials Definition, Disclosure, and Assignment.

4.3.1             As used in this Agreement, the term “Hazardous Materials” means and includes any flammable, explosive, or radioactive materials or hazardous, toxic or dangerous wastes, substances or related materials or any other chemicals, materials or substances, exposure to which is prohibited, limited or regulated by any applicable federal, state, county, regional or local authority (each, an “Authority” and, collectively, “Authorities”) or which, even if not so regulated, may or could pose a hazard to the health and safety of the occupants of the Property or of property adjacent to the Property, including, but not limited to, asbestos, PCBs, petroleum products and by-products, infectious substances or raw materials which include hazardous constituents, substances defined or listed as “hazardous substances” or “toxic substances” or similarly identified in, pursuant to, or for purposes of, the California Solid Waste Management, Resource Recovery and Recycling Act (California Government Code Section 66700, et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), Section 25117 or Section 25316 of the California Health & Safety Code; and any so-called “Superfund” or “Superlien” law, or any other federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material; or any substances or mixture regulated under the Toxic Substance Control Act of 1976, as now or hereafter amended (15 U.S.C. Section 2601, et seq.); and any “toxic pollutant” under the Clean Water Act, as now or hereafter amended (33 U.S.C. Section 1251, et seq.); and any hazardous air pollutant under the Clean Air Act, as now or hereafter amended (42 U.S.C. Section 7401 et seq.).  The term “Hazardous Materials Laws” means any applicable federal, state or local law, code, statute, ordinance, rule, regulation, rule of common law or guideline relating to Hazardous Materials now or hereafter enacted or promulgated (collectively, and including, without limitation, any such laws which require notice of the use, presence, storage, generation, disposal or release of any Hazardous Materials to be provided to any party).

4.3.2             Optionee hereby acknowledges and agrees that Optionor has disclosed to Optionee the fact that the Property is a Superfund site, and further acknowledges and agrees that although Optionor shall deliver copies of certain documents in Optionor’s possession or, to the extent commercially reasonably available, control pertaining to the Hazardous Materials condition of the Property (collectively, the “Hazardous Materials Documents”), except as provided in Article 9 Optionor makes no representation or warranty whatsoever as to the accuracy or completeness of any of the Hazardous Materials Documents, or as to whether other and more significant documents pertaining to the Hazardous Materials condition of the Property may exist.  Optionee acknowledges and agrees that Optionee shall be solely responsible for researching and obtaining copies of any and all publicly available documents pertaining to the Hazardous Materials condition of the Property, notwithstanding the delivery of the Hazardous Materials Documents by Optionor to Optionee, and that in proceeding with this transaction, except as provided in Article 9, Optionee shall not be relying on any other representation of Optionor pertaining to the Superfund site status of the Property or any other matter concerning the Hazardous Materials condition of the Property whatsoever.

4.3.3             On or about June 30, 2003, Advanced Micro Devices, Inc., a Delaware corporation (“AMD”), Fujitsu Limited, a corporation organized under the laws of Japan (“Fujitsu”) and FASL, LLC, a Delaware limited liability company (“FASL”) entered into that certain Remediation Agreement dated June 30, 2003, with respect to the remediation of certain hazardous substances on the Property (the “Remediation Agreement”).  A true, correct and complete copy of the Remediation Agreement has been provided to Optionee as part of the Property Documents.  At the Closing, Optionor shall assign the Remediation Agreement to Optionee while retaining, on a non-exclusive basis, rights thereunder sufficient, in Optionor’s sole discretion, to protect Optionor from claims or liability with respect to Optionor’s ownership of the Property, and Optionee shall assume the obligations of FASL under the Remediation Agreement arising from and after the Closing to the extent relating to the Property.

4.3.4             Optionor has secured or is in the process of securing, or causing to be secured, decommissioning or closures as appropriate from all applicable Authorities with respect to all of the following: (i) the underground storage tank permit with respect to the SDC facility; (ii) the air permit; (iii) the hazardous waste permits; (iv) the fire and environmental services permits; (v) the wastewater discharge permit; (vi) the stormwater permits, (vii) the aboveground storage tanks permit; (viii) the environmental health permit for Micro Chip Café, and (ix) the business license tax for the Micro Chip Cafe (individually, a “Closure” and collectively, “Closures”).  Optionor shall obtain on or before the Closing Date both a Closure for the permit described in (i) above and a Closure with respect to the Property other than the property that is subject to the Lease (defined below) for the permits described in (ii) through (vii) above (collectively, the "First Stage Closure").  Optionor shall obtain on or before the expiration of the Lease both a Closure for the permits described in (viii) and (ix) above and a Closure with respect to the property that is subject to the Lease for the permits described in (ii) through (vii) above (collectively, the "Second Stage Closure").

4.4           Insurance.  At all times before the Close of Escrow, Optionee shall secure, maintain and provide evidence to Optionor, of the following:

(a)           Workers’ compensation insurance for Optionee’s employees as required by law;

(b)           the General Policy and the Umbrella Policy required pursuant to and as defined below; and

(c)           automobile liability insurance, including liability for all owned, hired and non-owned vehicles, with minimum limits of One Million Dollars ($1,000,000) for bodily injury per person, One Million Dollars ($1,000,000) property damage and One Million Dollars ($1,000,000) combined single limit per occurrence.

As used herein, “General Policy” shall mean a commercial general liability insurance policy, on an occurrence basis form, from a carrier with a Best Rating of “A-VIII” or better, evidencing the existence of liability coverage in an amount not less than Two Million Dollars ($2,000,000) combined single limit insuring against any and all liability or damage that might arise out of or be related to any work done by Optionee or at Optionee’s request on or relating to all or any portion of the Property.

Optionor shall be named as an additional insured under the General Policy, which policy shall stipulate that the insurance afforded the additional insureds shall apply as primary insurance and that any other insurance carried by Optionor will be excess only and will not contribute with this insurance.  Each such policy shall contain an endorsement to the effect that such insurance policy will not be canceled or materially modified until after thirty (30) days prior written notice of cancellation or material modification has been given to such additional insureds.  Optionee’s liability insurance shall not be on a “claims made” basis.  All insurance policies required herein shall be issued by responsible insurance companies, maintaining an A.M. Best’s Rating of A-VIII or better and qualified to do business in California.  All insurance policies shall contain provisions (which shall be designated on the certificate of insurance) that the coverage afforded thereunder shall not be canceled or reduced, nor shall restrictive modifications be added, without providing Optionor with at least thirty (30) days’ prior written notice thereof.  The indemnification obligations of Optionee as contained in Section 4.5 hereof shall not be limited by the amounts or types of insurance (or the deductibles or self-insured retention amounts of such insurance) which Optionee is required to carry hereunder, and shall survive the Closing or any termination of this Agreement.

4.5           Indemnity.  Notwithstanding anything provided herein to the contrary, any investigation of the Property or pursuit of Entitlements by Optionee, Optionee’s members and/or any entity controlling, controlled by or in common control of Optionee (collectively, or any of the foregoing, as the case may be, are hereinafter referred to as “Optionee’s Affiliates”), and/or Optionee’s employees, contractors, subcontractors, representatives, officers and agents (collectively, or any of the foregoing, as the case may be, are hereinafter referred to as “Optionee’s Agents”) have been and shall be performed at the sole cost and expense of Optionee, and Optionee shall be solely and absolutely responsible for the acts of Optionee, Optionee’s Affiliates and/or any of Optionee’s Agents in connection with any such investigation of the Property.  Optionee hereby agrees to protect, indemnify, defend, release (the parties agreeing that the California Civil Code Section 1542 release set forth at Section 4.2.2 hereof shall apply to such release) and hold Optionor Indemnitees harmless from and against any and all Claims and Damages to the extent caused by any act, omission or willful misconduct of the Optionee, Optionee’s Affiliates and/or Optionee's Agents at any time prior to Closing in connection with any investigation of the Property, which indemnification, release and agreement to defend and hold harmless shall survive the Closing or the termination of this Agreement, as the case may be, and remain binding upon the parties hereto (and their successors and assigns) until fully observed, kept or performed.  Optionor shall have the right to have its representatives accompany Optionee, Optionee’s Affiliates and/or Optionee's Agents on any on-site inspection.  Optionee, Optionee’s Affiliates and/or Optionee's Agents shall not, in any unreasonable manner or fashion prior to the Closing Date, disrupt the operation and/or management of the Property.  If at any time prior to Closing, Optionee, Optionee’s Affiliates and/or Optionee's Agents cause any damage to the Property, Optionee shall, at its sole cost and expense, immediately restore the Property, to the satisfaction of Optionor, to the same condition as it existed immediately prior to the occurrence of such damage.  Notwithstanding the foregoing, Optionee shall not be obligated to restore the Property or indemnify Optionor in connection with any damage, liability, or claim resulting (a) from any active negligence or willful misconduct of Optionor Indemnitees, or (b) from any discovery of any Hazardous Materials contamination or other adverse conditions on or about the Property (but such freedom from restoration and indemnification obligations shall not extend to the exacerbation (other than exacerbation resulting from any investigation of the Property which is performed in a non-negligent manner and in accordance with a scope of work approved in writing by Optionor) of any such Hazardous Materials contamination or adverse conditions caused or contributed to by Optionee, Optionee’s Affiliates, and/or Optionee’s Agents).  This Section 4.5 shall survive the Closing or termination of this Agreement for any reason, notwithstanding any other provisions herein to the contrary.

5.           TITLE AND ESCROW

Escrow for this transaction (“Escrow”) shall be with First American Title Insurance Company (“Escrow Holder” or “Title Company”), which is located at 1850 Mt. Diablo Boulevard, Suite 300, Walnut Creek, California 94596, Escrow Officer: Roni Sloan-Loftin.  Within three (3) business days following the execution of this Agreement by both parties, the parties shall deposit with Escrow Holder a fully signed original, or counterpart originals, of this Agreement, together with the Deposit.  Escrow shall open as of the date upon which Escrow Holder has received a fully signed original, or counterpart originals, of this Agreement.  Escrow Holder is hereby authorized and instructed to act in accordance with the provisions of this Agreement, as the same may be amended in writing by the parties, which Agreement, together with any separate escrow instructions submitted by a party, shall constitute Escrow Holder’s escrow instructions, provided however, that if there is a conflict between a party’s individual escrow instructions and this Agreement, this Agreement will control.

6.           PERMITTED TITLE EXCEPTIONS

On or before the date hereof Optionor shall deliver or cause to be delivered to Optionee a preliminary report with respect to the Property issued by the Escrow Holder, together with legible copies of all documents constituting exceptions to title referred to therein (the “Title Report”).  Optionee shall have a period of twenty (20) calendar days after delivery to Optionee of the Title Report in which to review and approve same, and shall have a period of thirty (30) days after the Effective Date in which to obtain (at Optionee’s sole cost), review and approve an ALTA survey of the Property (the “Survey”).  Optionee shall advise Optionor within said periods as to any exceptions to title that are unacceptable to Optionee (it being understood that Optionee shall have the right to reserve comment until the end of the aforesaid thirty (30) day period with respect to any title exception that may be affected by information shown on the Survey).  Optionee’s failure to so advise Optionor within said twenty (20) calendar day period or thirty (30) day calendar period, as applicable, shall be deemed to constitute Optionee’s deemed objection of the condition of title as described in the Title Report or the Survey, as applicable.  Upon receipt of notice of Optionee’s objections or deemed objections to title, Optionor may elect to undertake to use good faith efforts to remove any exceptions to title objected to by Optionee or deemed to have been objected to by Optionee prior to Closing Date, by giving notice to Optionee with ten (10) calendar days after delivery or deemed delivery to Optionor of Optionee’s objections.  If Optionor does not so notify Optionee within such ten (10) calendar day period, Optionee may, by notice to Optionor given by not later than ten (10) calendar days after expiration of the previous ten (10) calendar day period, or the Approval Date, whichever is earlier, elect either (1) to proceed with the purchase and waive its title objections, or (2) to cancel this Agreement and receive back the remaining balance of the Deposit (less the Initial Disbursement and any Subsequent Disbursements previously made), including any accrued interest.  Failure of Optionee to so notify Optionor within said period as to its election shall be deemed an election to cancel this Agreement.  All exceptions to title set forth in the Title Report that are approved by Optionee pursuant to this Section 6 shall be collectively referred to as the “Permitted Title Exceptions.”  Notwithstanding the foregoing, or any other provisions of this Agreement to the contrary, in no event shall the Permitted Title Exceptions include, and Optionor shall remove, at or before the Close of Escrow, and shall cause the Property to be delivered free and clear of any of the following: (a) unpaid taxes and assessments, except those to be prorated as of the Closing Date in accordance with Section 8.4.2 hereof; (b)  any mortgage, deed of trust, or other instrument securing any financial obligation of any party other than Optionee, (c) any tax liens, abstracts of judgments, mechanics' liens or similar liens or encumbrances which require any monetary payment to remove or release, (d) any notices of default, foreclosure notices, or similar notices reflecting any action being taken to assert or foreclose upon any lien or encumbrance, and (e) the Blanket Encumbrance (as herein defined).  If Seller agrees to remove any title objection pursuant to this Article 6 and fails to do so on or before the Closing, then Seller shall be in default under this Agreement.  All endorsements which are requested by Buyer and both approved by the Title Company and approved in writing by Seller prior to the Approval Date shall be collectively referred to as the “Permitted Endorsements.”

Subject to the penultimate sentence of the immediately preceding paragraph, the Permitted Title Exceptions shall also include all the following exceptions to title:

6.1           Any additional exceptions set forth in any supplement to the Title Report that are not set forth in the Title Report and are not otherwise Permitted Title Exceptions as provided in this Article 6, provided such exceptions are not specifically disapproved by written notice from Optionee to Optionor given no later than fifteen (15) days following the date of delivery to Optionee of such supplement to the Title Report, together with copies of any such new title exception or title exceptions (each a “Supplemental Title Defect”), provided, however, that Optionee shall not have the right to disapprove any such additional exception to title unless such exception would materially and adversely affect the development, use, operation or ownership of the Property both for its current use and its use as a residential development as reasonably determined by Optionee.  However, in no event shall Optionee have the right to disapprove a title exception created or caused to be created by Optionee, Optionee’s Agents or Optionee’s Affiliates.  If any Supplemental Title Defect is disapproved by Optionee, then Optionor shall advise Optionee in writing within five (5) business days after Optionor’s receipt of Optionee’s notice whether Optionor will cause such title exception to be removed prior to the Closing Date.  If Optionor advises Optionee in writing within such 5-business day period that it will not cause such title exception to be removed, or Optionor fails to respond within such 5-business day period, then Optionee shall have five (5) business days following the end of the foregoing 5-business day period in which to elect by written notice to Optionor to either waive its disapproval and proceed with the purchase or terminate this Agreement.  Subject to the provisions of Section 20.1, if Optionee elects to terminate this Agreement or fails to provide any notice to Optionor, then this Agreement shall terminate, Optionor shall retain the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, and Optionor shall authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth herein; and

6.2           Mechanic’s liens, judgment liens or other encumbrances arising from work or the pursuit of Entitlements performed by or at the direction of Optionee or any of Optionee’s Agents or Optionee’s Affiliates (except that the foregoing shall exclude any liens arising from work or other services performed by or on behalf of Optionor pursuant to this Agreement or work which was to have been paid for by Optionor with funds from the Initial Disbursement or a Subsequent Disbursement).

7.           CONDITIONS TO CLOSE OF ESCROW

7.1           Optionee Conditions.  Optionee’s obligation to acquire the Property, and the Close of Escrow thereof, shall be conditional and contingent upon the satisfaction, or written waiver by Optionee in Optionee’s sole and absolute discretion (except with respect to Section 7.1.4, which condition may not be waived), as and when required below, of each of the following conditions (collectively, the “Optionee Conditions”):

7.1.1             Representations and Warranties.  As of the Close of Escrow, the representations and warranties of Optionor set forth in Article 9 below and expressly set forth elsewhere in this Agreement shall be true and correct in all material respects, except with respect to those matters waived or deemed waived by Optionee pursuant to the provisions of Article 9 below.

7.1.2             Title Insurance.  Title Company shall be committed to issue to Optionee, as of the Close of Escrow, an ALTA (2006) Owner’s Policy of Title Insurance with liability limits equal to the Purchase Price, insuring fee title to the Property as being vested in Optionee, together with any easements appurtenant, subject only to the Permitted Title Exceptions and the Permitted Endorsements (the “Title Policy”).  Optionee shall have the right to obtain, at its sole cost, any title endorsements to the Title Policy it wishes (in addition to the Permitted Endorsements), provided that Optionee’s decision to obtain, and Escrow Holder’s willingness to provide, any such additional title endorsements shall not be deemed an Optionee Condition and shall not affect in any way the date for the Close of Escrow set forth in this Agreement.

7.1.3             Satisfaction of Optionor’s Obligations.  Optionor shall have timely satisfied all of its material obligations under this Agreement, including, without limitation, under Section 8.3 below.

7.1.4             Legal Parcel.  The Property shall constitute a legal parcel under the California Subdivision Map Act (California Government Code Section 66411, et. seq.

7.1.5             First Stage Closure.  Optionee shall have obtained written evidence from all applicable Authorities responsible for overseeing and approving the First Stage Closure that such Closure has been effected and approved.

7.1.6             No Material Environmental Change.  There shall have been no material adverse change in the environmental condition of the Property between the Effective Date and the Closing Date that would render residential development of the Property economically infeasible.

7.1.7             Entitlements.  Optionor shall have failed to obtain the Closing Entitlements (as herein defined) on or before the Closing Date (for the avoidance of doubt, such failure shall not be a default by Optionor under this Agreement).

Except as otherwise provided in Article 20 herein, if any of the Optionee Conditions have not been satisfied or waived in writing by Optionee prior to the Closing Date, as such Closing Date may be extended as provided in Section 8.1 below, then this Agreement and the Escrow shall automatically terminate.  Subject to the terms and conditions of Article 20 herein, in the event of the termination of this Agreement by reason of the failure of any such Optionee Condition, then (i) in the case of the failure of one of the Optionee Conditions set forth in Section 7.1.1, Section 7.1.3, Section 7.1.4 or Section 7.1.5 Optionor shall both (a) return to Optionee the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, and (b) authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder; (ii) in the case of the failure of one of the Optionee Conditions set forth in Section 7.1.2, Section 7.1.6 or Section 7.1.7, Optionor shall (1) retain the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, and (2) authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder; and (iii) in either such case each party shall pay one-half of any escrow and title cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement, except with respect to those obligations which are specified to survive the termination of this Agreement.  Notwithstanding the foregoing, where the Optionee Condition described in Section 7.1.5 above has not been timely satisfied, either Optionor or Optionee shall have the right, in its sole discretion, to extend the Closing Date in order to provide additional time in which to satisfy such Optionee Condition upon written notice to the other party given no later than five (5) business days prior to the Closing Date, provided that in no event shall such extension of the Closing Date be for a period of more than ninety (90) calendar days.

7.2           Optionor Conditions.  Optionor’s obligation to sell the Property to Optionee, and the Close of Escrow thereof, shall be conditional and contingent upon the satisfaction, or written waiver by Optionor in Optionor’s sole discretion, as and when required below, of each of the following conditions (collectively, the “Optionor Conditions”):

7.2.1             Exercise of the Option.  Optionee shall have delivered the Option Exercise Notice within the Option Term.

7.2.2             Representations and Warranties.  As of the Close of Escrow, the representations and warranties of Optionee expressly set forth in this Agreement shall be true and correct in all material respects.

7.2.3             Satisfaction of Optionee’s Obligations.  Optionee shall have timely satisfied all of its material obligations under this Agreement, including, without limitation, under Section 8.2 below.

Except as otherwise provided in Article 20 herein, if any of the Optionor Conditions have not been satisfied or waived in writing by Optionor prior to the Closing Date, as such Closing Date may be extended as provided in Section 8.1 below, then this Agreement and the Escrow shall automatically terminate.  Subject to the terms and conditions of Article 20 herein, in the event of the termination of this Agreement by reason of the failure of any such Optionor Condition, Optionor shall retain the Option Consideration, each party shall pay one-half of any escrow and title cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement, except with respect to those obligations which are specified to survive the termination of this Agreement.

8.           CLOSE OF ESCROW

8.1           Closing Date.  Provided that the Option has been validly exercised as provided in Article 1 above, the close of Escrow (the “Closing” or “Close of Escrow”) for the Property shall occur on or before the earlier of the following (as applicable, the “Closing Date”): (i) thirty (30) days following both (a) the City of Sunnyvale’s approval of a general plan amendment to permit residential use of the Property and expiration of all appeal periods, or if an appeal or other administrative or legal challenge is brought with respect to the approval of such general plan amendment then the date on which such appeal or challenge is resolved in a manner which is acceptable to Optionee in its reasonable discretion, and (b) approval of residential development on the Property by the RWQCB (defined below) or the EPA (if applicable) and/or any other governmental authority with jurisdiction over such matters (the approvals described in clauses (a) and (b) being herein referred to collectively as the “Closing Entitlements”), or (ii) eighteen (18) months following the Approval Date.  For purposes of this Agreement, the defined term “Closing” or the “Close of Escrow” shall mean the recordation of the Grant Deed (hereinafter defined in Section 8.3).

8.2           Optionee’s Obligations.  In addition to any other obligations of Optionee contained in this Agreement, on or before one (1) business day prior to the Closing Date, Optionee hereby covenants and agrees to deposit with Escrow Holder the following:

8.2.1             The Closing Payment;

8.2.2             Executed (and acknowledged, where required) counterpart originals of the General Assignment (hereinafter defined) and the Lease attached hereto as Exhibit F; and

8.2.3             All other documents and sums required hereunder or otherwise reasonably required by Escrow Holder or the Title Company to be deposited by Optionee to carry out the Closing of the Escrow in accordance with this Agreement.

8.3           Optionor’s Obligations.  Optionor shall deposit all sums and documents and perform all other acts necessary on the part of Optionor so that the Close of Escrow shall close by the date specified herein, including, without limitation, the following:

8.3.1             A grant deed, duly executed by Optionor and acknowledged, conveying the Property to Optionee free and clear of all encumbrances except the Permitted Title Exceptions, in the form of the grant deed attached hereto as Exhibit D and incorporated herein by this reference (the “Grant Deed”);

8.3.2             An affidavit or qualifying statement, which satisfies the requirements of Paragraph 1445 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, duly executed by Optionor (the “Certificate of Non Foreign Status”);

8.3.3             A California Franchise Tax Board Form CA 597-W to satisfy the requirements of California Revenue and Taxation Code Section 18662, duly executed by Optionor (the “Exemption Certificate”);

8.3.4             Executed (and acknowledged, where required) counterpart originals of the General Assignment and the Lease attached hereto as Exhibit F;

8.3.5             Optionor’s portion of the Escrow fees, prorations, and other charges related to the Closing, except that Optionor may instruct Escrow Holder to deduct such closing costs and prorations from the Closing Payment;

8.3.6             An Assignment and Assumption of the Remediation Agreement described in Section 4.3.3 above in the form attached hereto as Exhibit G.

8.3.7             All other documents required hereunder or otherwise reasonably required by Escrow Holder or the Title Company to be deposited by Optionor to carry out the Closing of the Escrow under this Agreement, including, without limitation, a Seller’s Affidavit in the form attached hereto as Exhibit K.

8.4           Escrow Holder’s Obligations.  When all items and funds required to be deposited by Optionee and Optionor pursuant to this Article 8 have been delivered into Escrow, Escrow Holder shall perform the following duties:

8.4.1             Escrow Holder shall (i) disburse to Optionor the Closing Payment together with any portion of the Deposit to be credited against the Purchase Price under the terms of Article 2 hereof, less Optionee’s and Optionor’s share of the closing costs and prorations per Section 8.4.3. hereof; (ii) record the Grant Deed in the Official Records of the County, (iii) deliver the original Certificate of Non-Foreign Status, the Exemption Certificate, the Lease, the Assignment and Assumption of Remediation Agreement, and the General Assignment to Optionee, and (iv) disburse all other funds and instruments to the party entitled thereto.

8.4.2             Escrow Holder shall prorate as of the Close of Escrow, on the basis of a thirty (30) day month and using the latest available tax bills, real property taxes and assessments for the current fiscal year and the annual installment of any bonded indebtedness, as applicable.

8.4.3             Escrow Holder shall (i) charge Optionor with all County documentary transfer taxes and one-half (1/2) of any City transfer taxes, the cost of the premium for the standard coverage portion of the Title Policy, one-half (1/2) of all Escrow fees, and all other closing costs customarily paid by a seller of real estate in Santa Clara County, and (ii) charge Optionee the entire cost of the premium for the extended coverage portion of the Title Policy, including any Survey and any title endorsements desired by Optionee, all recording charges, one-half (1/2) of any City transfer taxes, one-half (1/2) of all Escrow fees, and all other closing costs customarily paid by a buyer of real estate in Santa Clara County.

If there are any errors or omissions in the prorations of taxes, bonds, and assessments, or in the event any supplemental tax is levied following the Close of Escrow, then promptly upon the discovery of the error or omission, or upon issuance of the supplemental tax bill, and within ten (10) days of written demand, the parties shall make any adjustments and pay any funds as are required to comply with the provisions of this Section 8.4 in order to correct such error or omission or to have the responsible party pay the applicable amount.  The parties’ obligations set forth in this Section 8.4 shall survive the Closing.

8.5           Supplemental Taxes.  Supplemental taxes for the period prior to the Close of Escrow shall be paid by Optionor and supplemental taxes for the period from and after the Close of Escrow shall be paid by Optionee.  The parties’ obligations set forth in this Section 8.5 shall survive the Closing.

8.6           Escrow Holder’s Reporting Obligations.  For purposes of complying with Section 6045 of the Internal Revenue Code of 1986, as amended, Escrow Holder shall be deemed the “person responsible for closing the transaction,” and shall be responsible for obtaining the information necessary to file with the Internal Revenue Service Form 1099-S, “Statement for Recipients of Proceeds From Real Estate, Broker and Barter Exchange Transaction”.  Escrow Holder shall also be responsible to prepare and deliver to Optionee for execution appropriate “Change in Ownership” forms required by the County or the State of California in connection with the transactions contemplated hereby.  Escrow Holder shall provide evidence to the parties of Escrow Holder’s compliance with this Section 8.6.

8.7           Optionee Documents.  If this Agreement is terminated for any reason other than Optionor’s default, Optionee shall deliver to Optionor, without representation or warranty as to the accuracy or completeness thereof, and at no cost to Optionor, copies of all third party prepared studies, tests, surveys, applications, maps, agreements, plans and other documents related to the Property in Optionee’s possession or control (collectively, the “Optionee Documents”), as well as the Hazardous Materials Documents and the Property Documents, whether previously delivered to Optionee by Optionor or obtained by Optionee in connection with its investigations of the Property prior to the Approval Date or otherwise.  Upon written request of Optionor and at no cost to Optionor, Optionee shall assign to Optionor, to the extent assignable and without representation or warranty as to the accuracy or completeness thereof, all right, title and interest of Optionee in and to all or any portion of such documents as specified by Optionor; provided, however, that the Optionee Documents shall not include (i) any plans, schematics, elevations or other drawings for the Units Optionee intends to construct on the Property; (ii) Optionee's internal financial projections with respect to the Property; (iii) Optionee's internal marketing studies, it being acknowledged and understood that third party marketing studies shall be considered part of Optionee Documents; (iv) items that are Optionee Documents but are protected by the attorney-client privilege or are attorney work-product; or (v) other proprietary information of Optionee.

8.8           Escrow Cancellation Charges.  If the Escrow shall fail to close by reason of the default of either party hereunder, the defaulting party shall be liable for all Escrow and title cancellation charges.  If the Escrow shall fail to close for any other reason, including, without limitation, the failure of any condition precedent set forth herein, each party shall be liable for one-half (1/2) of all Escrow and title cancellation charges.

9.           OPTIONOR’S REPRESENTATIONS AND WARRANTIES.

Optionor hereby represents and warrants to Optionee as of the Effective Date and (subject to the final paragraph of this Article 9) as of the Closing Date, as follows:

9.1           Due Authorization.  Optionor is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to transact business in the State of California, and has the full power and authority to enter into and carry out the agreements contained in, and the transactions contemplated by, this Agreement.  The person or persons signing this Agreement and any documents and instruments in connection herewith on behalf of Optionor have full power and authority to do so.  This Agreement has been duly authorized and executed by Optionor, and upon delivery to and execution by Optionee shall be a valid and binding agreement of Optionor.

9.2           No Conflict.  The execution, delivery and performance by Optionor of this Agreement and such other instruments and documents to be executed and delivered in connection therewith does not, and will not, result in any violation of or conflict with any provisions of any agreement of Optionor or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument, covenant, obligation or agreement to which Optionor is subject.

9.3           No Condemnation or Litigation.  There is no suit, action, arbitration, legal, administrative or other proceeding or governmental investigation, formal or informal, including, without limitation, eminent domain, condemnation, assessment district or zoning change proceeding, pending or, to the actual knowledge of Optionor, threatened in writing, or any judgment, moratorium or other government policy or practice which affects the Property or Optionee’s anticipated development of the Property.

9.4           No Violations of Law.  To the actual knowledge of Optionor there are no uncured notices that have been served by any Authority of violations of law, rules or regulations that would affect the Property or any portion thereof.

9.5           Property Disclosures.  The Property Documents and the Hazardous Materials Documents shall set forth certain disclosures of Optionor with respect to the Property (the “Property Disclosures”).  Optionor makes no representation or warranty that the Property Disclosures contain a complete listing of (i) all matters which may be relevant or important to Optionee in its acquisition and development of the Property, it being agreed that the terms of Article 4 and Article 11 shall control with respect to such matters, and (ii) all matters which must be disclosed to Optionee’s purchasers and successors in interest, it being understood and agreed that Optionee shall be fully liable and responsible for determining and making all such disclosures pursuant to the terms of this Agreement and applicable law.  The copies of the Property Documents and the Hazardous Materials Documents which are to be delivered by Optionor to Optionee under the terms of this Agreement shall be, upon such delivery, to the best of Optionor’s knowledge without investigation, true, correct and complete copies thereof.

9.6           No Fraudulent Transfer.  Optionor is not entering into the transactions described in this Agreement with an intent to defraud any creditor or to prefer the rights of one creditor over any other.  Optionor and Optionee have negotiated this Agreement at arm’s length and the consideration paid represents fair value for the assets to be transferred.

9.7           Leases or Other Agreements.  There are (i) no leases or other agreements permitting possession or occupancy of all or any portion of the Property by any third party which shall survive the Close of Escrow, and (ii) no contracts or other agreements for management, operations, services, supplies or materials affecting the use, operation or management of the Property which shall survive the Close of Escrow.  Prior to the Close of Escrow, Optionor shall not encumber the Property or enter into any new contract, lease, license, easement or other agreement relating to the use, development, occupancy or possession of the Property which would survive the Close of Escrow without the prior written consent of Optionee, which consent may be withheld in Optionee’s sole discretion.

9.8           Third Party Rights.  No third party has an option to purchase, right of first refusal, right of first offer or other similar right with respect to all or a portion of the Property, and Optionor has entered into no other contracts for the sale of all or any portion of the Property with any third party which is in effect as of the Effective Date.  Prior to the Close of Escrow, Optionor shall not enter into any option to purchase, right of first refusal, right of first offer or other similar agreement with respect to the purchase and sale of the Property or any other agreement that would render Optionor unable to convey the Property to Optionee at the Close of Escrow.

9.9           Remediation Agreement.  Optionor has delivered to Optionee a copy of the Remediation Agreement, and shall deliver to Optionee within five (5) business days after the Effective Date, copies of both the “Contribution Agreement” (as defined in the Remediation Agreement) and the Tri-Party Agreement.  Optionor changed its name from FASL to Spansion LLC, a Delaware limited liability company, and therefore holds the beneficial interests of FASL under the Remediation Agreement, and possesses the power and authority to assign the Remediation Agreement to Optionee in the manner contemplated by this Agreement.  To the best of Optionor’s actual knowledge, the Remediation Agreement is in full force and effect in accordance with its terms.  Optionor is not in material default under the Remediation Agreement, and Optionor has no actual knowledge that there is currently any default or breach by AMD under the Remediation Agreement.  To the best of Optionor’s actual knowledge, there exists no fact or condition which, with the passage time, giving of notice or both, would constitute a default or breach by either AMD or Optionor under the Remediation Agreement.  Except for this Agreement, Optionor has not alienated, encumbered, transferred, assigned or otherwise conveyed its interest in the Remediation Agreement or any portion thereof, nor entered into any agreement to do so which is still in effect, nor shall Optionor do so prior to the Closing.  Following the Effective Date, Optionor shall not modify, amend or terminate the Remediation Agreement without the prior written consent of Optionee, which consent shall not be unreasonably withheld or delayed.

9.10          Environmental Condition.  To the best of Optionor’s knowledge, except for Hazardous Materials which are the subject of the Remediation Agreement, Optionor has not used, manufactured, generated, treated, stored, disposed of, or released any Hazardous Material on, under or about the Properties or transported any Hazardous Material over any of the Properties in violation of Hazardous Materials Laws.

9.11          Bankruptcy or Insolvency.  Optionor was previously in bankruptcy but is no longer in bankruptcy.  Since exiting bankruptcy, Optionor has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension, or compromise to its creditors generally.

As used in this Article 9, the term “actual knowledge of Optionor” means and is limited to the actual knowledge of Terry Maloney (the senior manager of facilities for Optionor) and of Ajay Changaran (the Director of Global Supply Management of Optionor) as of the Effective Date, who is the person most likely to possess actual knowledge of all such matters on behalf of Optionor.  The foregoing representations and warranties shall survive the Close of Escrow for a period of eighteen (18) months following the Close of Escrow after which time such representations and warranties shall terminate and be of no further force or effect except with respect to claims made in writing delivered to Optionor within such eighteen (18) month period.

It is agreed that the obligation of Optionee to acquire the Property is conditioned upon the accuracy, in all material respects as of the Closing Date, of all of Optionor’s warranties and representations.  Notwithstanding the foregoing, any fact, condition or circumstance actually known by or disclosed in writing to Optionee as of the Approval Date, and contradicting or rendering untrue (in whole or in part) any warranty or representation made by Optionor under this Agreement, shall render such warranty or representation superseded and of no effect to the full extent of such contradiction or untruth.  If at any time prior to Closing, Optionee actually discovers that any warranty or representation made in this Agreement by Optionor is materially untrue, Optionee may within five (5) business days after Optionee’s actual discovery of the same, provide Optionor with written notice of Optionee’s intention to terminate.  Optionee’s failure to deliver such written notice within such five (5) business day period shall be conclusively deemed Optionee’s acceptance of such matters and waiver of any Claims and Damages relating to or arising out of Optionor’s making any such untrue representation or warranty, the parties agreeing that the California Civil Code Section 1542 release set forth at Section 4.2.2 hereof shall apply to such waiver.  Upon receipt of such written notice, Optionor may elect to use reasonable efforts, but only after the Approval Date, to cure or remedy any such untrue representation or warranty within the earlier of (i) thirty (30) days of its receipt of such notice, or (ii) the Closing Date, which may, at Optionor’s election, be extended for a reasonable period of time not to exceed thirty (30) days, to enable Optionor to cure or remedy such untrue representation or warranty.  If after having received written notice of such untrue representation or warranty by Optionee, Optionor elects not to cure or fails to cure any such untrue representation or warranty first discovered by Optionee prior to the Closing (as the same may be extended as set forth above), then Optionee shall have the right, as Optionee’s sole remedy, to either (a) cancel and terminate this Agreement by written notice to Optionor and Escrow Holder, in which event this Agreement shall terminate, Optionor shall both (1) return to Optionee the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, and (2) authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, and Optionor shall reimburse to Optionee its actual out of pocket costs in entering into and performing the terms and conditions of this Agreement, but in no event shall Optionee be entitled to recover consequential or punitive damages arising out of such untrue representation or warranty, or (b) to proceed to close the Escrow otherwise in accordance with the terms of this Agreement without reduction of the Purchase Price, and in such event, Optionee hereby agrees to waive any and all Claims and Damages relating to or arising out of Optionor's making of an untrue representation or warranty, the parties agreeing that the California Civil Code Section 1542 release set forth at Section 4.2.2 hereof shall apply to such waiver and release.

10.           OPTIONEE’S REPRESENTATIONS AND WARRANTIES.

Optionee hereby represents and warrants to Optionor as of the Effective Date and the Closing Date, as follows:

10.1           Due Authorization.  Optionee is a corporation, duly organized, validly existing and in good standing under the laws of the State of California, is qualified to transact business in the State of California, and has the full power and authority to enter into and carry out the agreements contained in, and the transactions contemplated by, this Agreement.  The person or persons signing this Agreement and any documents and instruments in connection herewith on behalf of Optionee have full power and authority to do so.  This Agreement has been duly authorized and executed by Optionee, and upon delivery to and execution by Optionor shall be a valid and binding agreement of Optionee.

10.2           Due Execution.  The execution, delivery and performance by Optionee of this Agreement and such other instruments and documents to be executed and delivered in connection herewith by Optionee does not, and will not, result in any violation of or conflict with any provisions of any agreement of Optionee or any mortgage, deed of trust, indenture, lease, security agreement, or other instrument, covenant, obligation or agreement to which Optionee is subject.

10.3           Bankruptcy or Insolvency.  Optionee has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors, suffered the appointment of a receiver to take possession of substantially all of its assets, suffered the attachment or other judicial seizure of substantially all of its assets, admitted its inability to pay its debts as they come due, or made an offer of settlement, extension, or compromise to its creditors generally.

10.4           Preliminary Due Diligence.  Optionee has evaluated and priced its offer to purchase the Property from Optionor after reviewing preliminary information provided by its broker and by Optionor, as well as its evaluation of other public information and its knowledge of the market, entitlements requirements and groundwater contamination issues respecting future use of the site.  Specifically, Optionee makes the following representations and warranties to Optionor:

10.4.1             Optionee has conducted, or will prior to the Closing Date conduct, a reasonable review of Optionor’s on-line due diligence documents.

10.4.2             Optionee understands that the Property requires rezoning.

10.4.3             Optionee understands that there is groundwater contamination, that said condition will require approval from the appropriate public agencies to permit residential development and that the site contains a groundwater treatment facility and test wells that will need to operate for the foreseeable future.

10.4.4             Optionee understands that Optionor makes no representations regarding relocation of the groundwater treatment facility and test wells, that Optionee will conduct its own due diligence on such and intends to either build around the existing treatment facility and test wells or relocate them, if allowed, at its sole cost.

10.4.5             Optionee understands that there is asbestos and potentially lead in the buildings and other improvements on the Property, and that Optionee will be responsible for the cost of remediating said Hazardous Materials conditions, which it has considered in pricing its offer.

10.4.6             Optionee understands that the Property is subject to a blanket encumbrance for the benefit of creditors (the “Blanket Encumbrance”).

The foregoing representations and warranties shall survive the Close of Escrow for a period of eighteen (18) months following the Close of Escrow and not be merged in the Grant Deed, after which time such representations and warranties shall terminate and be of no further force or effect except with respect to claims made in writing delivered to Optionor within such eighteen (18) month period.

11.           PROPERTY “AS-IS”

11.1           “As-Is” Sale.  Except as specifically set forth in Article 9 above, and subject to Optionee’s right to disapprove the condition of the Property prior to the Approval Date pursuant to the terms of Article 2 hereof and the receipt of the Closures as and when required under this Agreement, and subject to Optionor’s obligations under the Lease, Optionee acknowledges and agrees that neither Optionor, nor any of Optionor Indemnitees nor any person acting or purporting to act as agent or representative of Optionor, has made any representation, warranty, promise or statement of any kind whatsoever, express or implied, to Optionee or any of Optionee’s Affiliates or Optionee’s Agents, or upon which Optionee or any of Optionee’s Agents or Optionee’s Affiliates have relied or will rely in any respect regarding this Agreement, the Property, the condition of the Property, the zoning for the Property, the payment of school fees or any other impact fees, the grading plans, the income, profit and/or development potential for the Property, the Property Documents, the Hazardous Materials Documents, the soils condition or subsoils condition of the Property, the presence or absence of any Hazardous Materials in, on, under or about the Property, or any other matter whatsoever with respect to the Property.

ACCORDINGLY, OPTIONEE EXPRESSLY ACKNOWLEDGES AND AGREES THAT, SUBJECT TO (A) OPTIONOR'S REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 9 ABOVE, AND (B) OPTIONEE’S RIGHT TO DISAPPROVE THE CONDITION OF THE PROPERTY PRIOR TO THE APPROVAL DATE PURSUANT TO THE TERMS OF ARTICLE 4 HEREOF, AND (C) OPTIONOR’S POST-CLOSING OBLIGATIONS HEREUNDER, INCLUDING UNDER THE LEASE, OPTIONEE IS PURCHASING THE PROPERTY “AS IS”, AND “WITH ALL FAULTS”, AFTER SUCH INSPECTION, ANALYSIS, EXAMINATION AND INVESTIGATION AS OPTIONEE DEEMS DESIRABLE OR NECESSARY, AND EXPRESSLY WITHOUT OPTIONOR’S COVENANT, WARRANTY OR REPRESENTATION AS TO PHYSICAL CONDITION, ENTITLEMENTS, UTILITIES, TITLE, LEASES, RENTS, REVENUES, INCOME, EXPENSES, OPERATION, ZONING OR OTHER REGULATION, COMPLIANCE WITH LAW, SUITABILITY OR FITNESS FOR PARTICULAR PURPOSES OR ANY OTHER MATTER WHATSOEVER.  OPTIONEE ACKNOWLEDGES AND AGREES THAT OPTIONEE IS A SOPHISTICATED RESIDENTIAL REAL ESTATE DEVELOPER WITH EXPERIENCE IN THE ACQUISITION, INVESTIGATION AND DEVELOPMENT OF REAL PROPERTY SIMILAR TO THE PROPERTY.  OPTIONEE EXPRESSLY ACKNOWLEDGES THAT IT HAS BEEN OR PRIOR TO THE APPROVAL DATE SHALL HAVE BEEN AFFORDED AMPLE OPPORTUNITY TO INSPECT, ANALYZE AND INVESTIGATE ALL ASPECTS OF THE PROPERTY AND CONDITIONS RELEVANT THERETO, AND EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 9 OF THIS AGREEMENT OPTIONEE SHALL RELY ON OPTIONEE’S OWN INVESTIGATION AND INSPECTION, AND ALL MATTERS RELATING THERETO.  EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE 9 OF THIS AGREEMENT, OPTIONOR MAKES NO REPRESENTATION OR WARRANTY CONCERNING THE ACCURACY OR COMPLETENESS OF ANY PLANS, STUDIES, REPORTS OR OTHER PROPERTY DOCUMENTS OR HAZARDOUS MATERIALS DOCUMENTS DELIVERED TO OPTIONEE BY OPTIONOR OR BY ANY AGENTS AND AFFILIATES OF OPTIONOR, AND OPTIONEE HEREBY RELEASES (THE PARTIES AGREEING THAT THE CALIFORNIA CIVIL CODE SECTION 1542 RELEASE SET FORTH AT SECTION 4.2.2 HEREOF SHALL APPLY TO SUCH RELEASE) AS OF THE CLOSE OF ESCROW, OPTIONOR INDEMNITEES (OTHER THAN OPTIONOR TO THE EXTENT PROVIDED IN ARTICLE 9 ABOVE) FROM ANY LIABILITY WHATSOEVER WITH RESPECT TO ANY SUCH REPORTS INCLUDING, WITHOUT LIMITATION, ANY MATTERS SET FORTH IN SUCH REPORTS, OR THE ACCURACY OR COMPLETENESS OF ANY SUCH REPORTS.

12.           GENERAL ASSIGNMENT

Optionor agrees, concurrently with the Closing of the Property, to assign to Optionee all of Optionor’s right, title and interest, if any, in and to all assignable warranties, guaranties, licenses, permits, plans, maps, entitlements, and approvals relating to the Property, and any other documents and instruments pertaining to the Property, pursuant to and in accordance with the terms and provisions of the General Assignment in the form of Exhibit E attached hereto and incorporated herein by this reference (the “General Assignment”), and Optionor shall use commercially reasonable efforts to obtain prior to Closing all third party consents required in order to make such assignments.

13.           LAND USE APPROVALS

13.1           Cooperation in Pursuit of Entitlements.  Prior to the Effective Date Optionor and Optionee have begun to cooperate, and from and after the Effective Date for as long as this Agreement remains in full force and effect Optionor and Optionee shall continue to cooperate, in the pursuit of all of the following (collectively, the “Entitlements”): (i) a general plan amendment from the City of Sunnyvale (“City”) to permit residential development on the Property, application for which shall be made by Optionor following approval of same in writing by Optionee, such approval not to be unreasonably withheld or delayed, with any amendment to such application likewise to require the prior written approval of Optionee, such approval not to be unreasonably withheld or delayed (it being deemed reasonable for Optionee to withhold consent to any such amendment if such amendment would be inconsistent with Optionee’s plans described in clause (ii) below, if any, as communicated in writing to Optionor prior to Optionor’s submission of said amendment to Optionee for its approval), (ii) potential simultaneous processing of a specific plan or other such defined development plans for the Property as well as conceptual plans for certain surrounding properties that City wishes to consider concurrently for residential use, (iii) approvals from the Regional Water Quality Control Board (“RWQCB”), the EPA and/or any other governmental authorities having jurisdiction over such matters of residential development and use of the Property, subject to mitigation measures that may be required for such use, and (iv) any other permits, approvals, or other entitlements which Optionor and Optionee agree in writing to pursue jointly.  Given Optionee’s freedom to exercise or refrain from exercising the Option, Optionee understands and agrees that Optionor shall be the principal sponsor for the Entitlements described in (i) and (iii) above prior to Closing, working in cooperation with Optionee.  As used herein, “sponsor” refers to the party with the primary right and responsibility to pursue the indicated Entitlements.  With respect to the Entitlements described in (ii) above, Optionor understands and agrees that Optionee may pursue development approvals concurrent with the pursuit of the general plan amendment referenced in (i) above, and in furtherance of said general plan amendment, and Optionor further agrees that Optionee shall be the principal sponsor for said activities in cooperation with Optionor; provided that Optionor shall not be obligated to execute any subdivision agreements or post any subdivision bonds or other security as may be necessary to obtain approval of any parcel map, subdivision map, or any other such Entitlements, all of which obligations shall be the obligations of Optionee, and that Optionor shall not be required to approve or agree to any tentative or final subdivision maps, parcel maps, or other development approvals principally sponsored by Optionee unless acceptable to Optionor in Optionor’s reasonable discretion.  In addition, Optionor shall have no obligation to pay any costs or fees that are required to be paid in connection with the recordation of any parcel map or subdivision map, all of which costs and fees shall be the sole obligation of Optionee.  A more detailed delineation of roles and responsibilities of the parties is attached hereto as Exhibit H and incorporated herein by this reference, and the parties agree to proceed in accordance with the roles and responsibilities so described, except as otherwise agreed in writing by the parties.  Optionor and Optionee understand and agree that in pursuing development permits and approvals with the RWQCB, all applications made by either party shall be for residential use of the Property, which entitlements the parties agree would be in the best interests of both parties.  Subject to the provisions of Article 2 above, including the standards for approval of Subsequent Disbursements, all costs incurred by the parties in connection with the entitlements shall be funded by reimbursement under Article 2 above.  To the extent any such costs incurred by Optionee are not reimbursable under Article 2 above, either because they are not authorized for disbursement under the terms of Article 2 or because the Deposit has been exhausted, they shall be borne solely by Optionee.

13.2           Optionor’s Processing and Approval Rights.  Optionee acknowledges and agrees that with respect to any Entitlements of which Optionee is the principal sponsor as described in Section 13.1 above, Optionor and its designated representatives shall have the right to appear at all meetings with and hearings before any City or other governmental agencies or regulators, or officials of any of same, or at any community groups, regarding any such applications, at all times prior to Close of Escrow, and that Optionee shall provide at least 48 hours advance notice (or such shorter notice as may be reasonably practicable for Optionee to provide); provided, however, that prior to the Closing Optionor shall have the sole right to apply for, pursue, negotiate with, and obtain from the RWQCB and, if deemed reasonably necessary by Optionor, the Environmental Protection Agency (“EPA”), approvals to permit residential development of the Property, so long as Optionor keeps Optionee and its designated representatives informed by any reasonable means (including, without limitation, by telephone or e-mail) of the progress of such communications, enters into comprehensive discussions with Optionee when reasonably requested by Optionee, and provides Optionee with reasonable notice and an opportunity to participate in such communications.  Said efforts by Optionor shall be consistent with the proposed residential nature of the Entitlements.

13.3           Optionee’s Processing and Approval Rights.  Optionor acknowledges and agrees that with respect to any Entitlements of which Optionor is the principal sponsor as described in Section 13.1 above, Optionee and its designated representatives shall have the right to appear at all meetings with and hearings before any City or other governmental agencies or regulators, or officials of any of same, or at any community groups, regarding any such applications, at all times prior to Close of Escrow, and that Optionor shall provide at least 48 hours advance notice (or such shorter notice as may be reasonably practicable for Optionor to provide); provided, however, that the foregoing rights shall not apply with respect to any such meeting or hearing the principle subject of which is the business operations of Optionor rather than such Entitlements.

13.4           Remedies.  Any dispute that may arise between the parties with respect to their respective obligations under this Article 13 shall be subject to the provisions of Article 20 of this Agreement, except that Optionee shall have no right to seek specific performance under Section 20.1 hereof with respect to any breach or alleged breach of Optionor’s obligations under this Article 13.

14.           DISCLOSURES TO PURCHASERS

Optionee shall distribute to all purchasers or renters of all or any portion of the Property, including without limitation Units within the Property, any and all disclosures and/or disclosure reports specifically required by a governmental agency to be made to such parties in connection with such agency’s approval of Optionee’s residential development project (“Optionee’s Disclosures”).  Optionee shall defend, protect, indemnify and hold Optionor Indemnitees harmless from and against, and shall reimburse Optionor Indemnitees for, any and all Claims and Damages incurred by or asserted against any of Optionor Indemnitees to the extent arising directly or indirectly out of Optionee's failure to distribute Optionee’s Disclosures as provided in the first sentence of this Article 14.  All obligations of the parties pursuant to this Article 14 shall survive the Closing of the Property hereunder.

15.           INDEMNITY

From and after the Close of Escrow, Optionee shall indemnify, defend and hold Optionor Indemnitees harmless from and against all Claims and Damages that any of Optionor Indemnitees may suffer or incur with respect to third party claims to the extent such third party claims arise as a result of construction defects in any development of the Property, or any portion thereof, by Optionee (excluding any work performed by Optionor or Optionor’s Agents or Optionor’s Affiliates), including, without limitation, the following:

15.1           any defective design, construction, engineering or other work performed by Optionee, Optionee’s Agents and/or Optionee’s Affiliates with respect to the Property, and the defective design, construction, engineering or sale or other conveyance of Units or any other improvements upon the Property by Optionee, Optionee’s Agents and/or Optionee’s Affiliates;

15.2            any claim asserting alleged defects in the design, construction or engineering of any structures or other improvements made by Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates on the Property, including claims by any purchaser of any Unit from Optionee or Optionee’s successors or assigns; and/or

15.3            any claim made by any successor-in-interest to the Property or any portion thereof (including, without limitation, purchasers of Units from Optionee) arising out of any failure by Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates to make any or all disclosures that Optionee, any of Optionee’s Agents and/or any of Optionee’s Affiliates were legally required to make regarding the Property, the Units, the improvements and/or the structures located thereon to an applicable successor-in-interest.

This Section shall in no event be construed to require indemnification by Optionee to a greater extent than permitted by the laws and the public policy of the State of California.

Specifically excluded from the foregoing indemnity are any Claims and Damages to the extent arising from or caused by (i) a breach by Optionor or an Optionor’s Affiliate of any representation, warranty, indemnity or covenant expressly set forth in this Agreement or the Lease, (ii) the intentional misconduct or negligence of Optionor or Optionor’s Affiliate, or their respective agents, employees, contractors or subcontractors, and (iii) performance or failure to perform by Optionor or Optionor’s Affiliates, or their respective agents, employees, contractors or subcontractors pursuant to this Agreement or the Lease.

With respect to any Claims and Damages for which Optionee indemnifies Optionor Indemnitees as provided above (the “Indemnified Claim”), Optionor shall assign to Optionee any rights, claims and causes of action relating to the Indemnified Claim that such party may have against any person or entity including without limitation subcontractors, engineers or consultants who performed any work or services in connection with the claim which is the subject of that indemnification.

This Article 15 shall survive the Closing, notwithstanding any other provisions herein to the contrary.

16.           OPTIONOR’S COVENANTS

16.1           Covenants.  During the term of this Agreement, Optionor shall, at Optionor's expense:

16.1.1             Maintain the Property.  Maintain Optionor’s insurance currently in effect with respect to the Property and use commercially reasonable efforts to maintain the Property in the same condition as on the Effective Date, ordinary wear and tear excepted, and not construct any additional structural improvements on the Property.  Notwithstanding the foregoing, Optionor shall have the right to make modifications to the Property to the extent necessary to (a) operate Optionor’s business on the Property (provided that, where such modification would materially affect the value of the Property for its existing use or future use as a residential project or the feasibility of Optionee’s residential development plans, Optionor restores the affected portion of the Property prior to Close of Escrow to substantially the same condition it was in immediately prior to such modification, at Optionor’s sole cost), or (b) obtain the Closures; provided that if any such modification would materially affect the value of the Property or the feasibility of Optionee’s development plans, then Optionee and Optionor shall meet for a period of twenty (20) days Optionor after Optionee notifies Optionor in writing that such modification would materially affect the value of the Property or the feasibility of Optionee’s development plans and the parties shall meet and confer in good faith to try and find an alternative approach reasonably acceptable to Optionor and Optionee.  If, following such efforts, Optionor and Optionee are unable to reach agreement on a mutually acceptable alternative approach, then Optionee shall have the right to terminate this Agreement upon written notice given to Optionor no later than thirty (30) days after the end of such twenty (20) day period, whereupon Optionor shall retain the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, but shall authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, Optionor shall be obligated to pay any escrow cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement or with respect to the Property, except as otherwise specifically set forth in this Agreement.

16.1.2           Comply with Laws.  Comply with any and all laws, regulations, ordinances of the City or any agency of the State, local or federal government, including, but not limited to, Hazardous Materials Laws, to the extent the failure to so comply will materially adversely affect the ownership, development, operation or use of the Property after the Closing.

16.1.3             Enter into No Agreements.  Shall not enter into any agreements with the City, any other governmental agency, utility company or any person or entity regarding the Property, which would remain in effect after the Close of Escrow, without obtaining Optionee's prior written consent, which Optionee shall not withhold unreasonably.  Without limitation, Optionee may withhold its consent to any agreement that would, in Optionee’s reasonable opinion, have any material adverse impact on Optionee's intended development, use, operation or ownership of the Property.

16.1.4             Enter into Any Leases.  Shall not enter into any licenses, agreements or leases that would give any person or entity any right of possession to any portion of the Property, which would remain in effect after the Close of Escrow on the Property.

16.1.5             Notify Optionee of Certain Matters.  At all times prior to the Close of Escrow, Optionor shall promptly advise Optionee in writing of any material adverse change in the condition of the Property, the occurrence of any event or discovery of any fact which would render any representation or warranty of Optionor to Optionee in this Agreement untrue or misleading, and any written notice or other communication from any third person or entity alleging that the consent of such third person or entity may be required in connection with the transaction contemplated by this Agreement or otherwise may have a material adverse effect on Optionee’s intended development, use, operation or ownership of the Property.

16.1.6           No Marketing. Prior to the Close of Escrow or the earlier termination of this Agreement, Optionor shall not market the Property to third parties for sale, lease or other transfer.

16.2          Optionee's Right to Cure.  In addition to any other right or remedy that Optionee may have for any breach of any of Optionor's covenants, Optionee shall have the right, but not the obligation, to cure any breach of such covenant upon ten (10) days prior written notice to Optionor.  Optionee's cure of Optionor's breach of covenants shall not be construed as a waiver of such breach or an election of remedies.  Optionee may deduct all reasonable costs and expenses incurred by Optionee prior to the Close of Escrow in connection with performing any of Optionor's covenants from the Purchase Price upon the Close of Escrow.

17.           LEASEBACK

Once Optionor knows the actual Closing Date, it can proceed to secure its new location and prepare its new facilities for occupancy.  To allow Optionor time to do this after the Closing Date, Optionee and Optionor will enter into the “Lease” attached hereto as Exhibit F by executing same as part of the Closing.

18.           CONFIDENTIALITY OF AGREEMENT

Optionee acknowledges that all information with respect to or relating to the Property furnished or to be furnished to Optionee is so furnished on the condition that Optionee, from and after the date of this Agreement, maintain the confidentiality thereof prior to the Close of Escrow.  Optionee further acknowledges that the terms and provisions of this Agreement are likewise confidential and Optionee agrees to maintain the confidentiality thereof at all times prior to the Close of Escrow.  Accordingly, Optionee shall, and shall cause Optionee’s Agents, Optionee’s Affiliates, and Optionee’s attorneys and other personnel and representatives to hold in strict confidence, and not disclose to any other person or entity, without the prior written consent of Optionor, any of the following information, unless and until the Closing occurs:  (i) any information with respect to the Property delivered to Optionee by Optionor or any of Optionor's Agents or Optionor's Affiliates or (ii) the nature or content of any term or provision of this Agreement, or (iii) the results of the inspections or studies undertaken in connection herewith.  Notwithstanding the foregoing, Optionor and Optionee may each disclose such information to individuals or entities necessary for the parties to consummate the transactions contemplated herein (such as to partners, shareholders, affiliates, subsidiaries, parent companies, lenders, engineers, environmental consultants, attorneys, accountants and tax advisors), or in response to a subpoena or as required by law, and Optionor and Optionee may consult with the City and the RWQCB and all other Authorities whose consent may be required regarding Optionee’s intended development of the Property and other matters described in this Agreement.  Until the Closing of the Property occurs, Optionee agrees to inform all parties to whom any term or provision hereof or any information with respect to the Property is disclosed that all such parties are not to disclose any term or condition hereof or any information with respect to the Property to any other person or entity.  Additionally, notwithstanding the foregoing, during the continuance of any default by Optionee, Optionor may disclose information regarding the Property and/or this Agreement (but not the economic terms of this Agreement) for use in Optionor’s marketing materials for the Property; provided, however, any such information so disclosed shall not include the details of any material or monetary terms set forth in this Agreement.  Optionee acknowledges and agrees that there are other parties with certain obligations or potential obligations for groundwater contamination remediation including AMD, Philips and TRW.  Optionee shall cooperate with said parties in disclosing reasonable information regarding its plans and remediation experience and shall execute reasonable non-disclosure agreements as may be reasonably required by said parties in order to gain access to agreements and other information relating to remediation of the groundwater contamination under the Property.  The obligations of this Article 18 shall survive the termination of this Agreement but not the Closing.

19.           BROKER’S COMMISSION

If, and only if, the Close of Escrow occurs, Optionor shall pay a real estate broker’s commission to Jones Lang LaSalle (the “Broker”) for the Property, pursuant to a separate commission agreement between Optionor and the Broker.  Optionor and Optionee each represents and warrants to the other that other than Optionor’s engagement of the Broker, no broker, agent or finder, licensed or otherwise, has been engaged by it in connection with this transaction.  Except as expressly set forth above, in the event of any claim for a broker’s, agent’s or finder’s fee or commission in connection with the negotiation, execution or consummation of this transaction, the party upon whose alleged statement, representation or agreement such claim or liability arises shall indemnify, hold harmless and defend the other party from and against such claim and liability including, without limitation, Claims and Damages in connection therewith.  In no event shall Optionor be liable to Optionee for any statement made by any real estate broker, including Broker.  This Article 19 shall survive the Close of Escrow or termination of this Agreement.

20.           DEFAULT

20.1           Optionor Default.  If the sale of the Property fails to close as a result of a default of Optionor, and provided such default remains uncured for a period of thirty (30) days after Optionor’s receipt of written notice from Optionee of such default (except that in the event Optionor commences to cure such default within such thirty (30) day period and diligently proceeds to cure such default thereafter, Optionor shall not be in default hereunder, so long as Optionor is proceeding diligently to effect such cure and such cure is effected within ninety (90) days after Optionor’s receipt of such notice of default, the Closing Date being automatically extended to the extent necessary for Optionor to complete such cure), Optionee may, as its sole and exclusive remedy at law and in equity, elect to either:  (a) seek to enforce the terms of this Agreement by action for specific performance, but with no reduction in the Purchase Price; provided, however, that (i) Optionee shall have no right to seek specific performance unless it files an action seeking same no later than sixty (60) days after Optionee becomes actually aware of the occurrence of such default or after the expiration of the cure period described above, whichever is later, and (ii) no action for specific performance shall compel Optionor to commence litigation; or (b) cancel and terminate this Agreement by written notice to Optionor and Escrow Holder in which event this Agreement shall terminate, Optionor shall both (1) return to Optionee the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, and (2) authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, the parties shall be released from all further obligations and liability under this Agreement except as otherwise specifically provided in this Agreement, and Optionor shall pay to Optionee its actual out of pocket costs in entering into and performing the terms and conditions of this Agreement, but in no event shall Optionee be entitled to recover consequential or punitive damages.

20.2           Optionee Default.  If the sale of the Property fails to close as a result of a default by Optionee, Optionor’s sole remedy (except as otherwise specifically provided hereunder) at law and in equity shall be to declare a default, terminate the Agreement by delivery of written notice to Optionee and retain the Option Consideration and all interest earned thereon as liquidated damages, it being understood that Optionor’s actual damages in the event of such default would be extremely difficult to ascertain and that such proceeds represent the parties’ best current estimate of such damages.  Pending the full and final resolution of any specific performance or other litigation or disputes instituted by Optionor or Optionee, Optionor and Escrow Holder (as applicable) shall continue to hold the Option Consideration.

LIQUIDATED DAMAGES.  OPTIONEE RECOGNIZES THAT OPTIONOR’S INTEREST IN THE PROPERTY WILL BE UNAVAILABLE FOR SALE DURING THE EXISTENCE OF THIS AGREEMENT.  WITH THE FLUCTUATION IN LAND VALUES, THE UNPREDICTABLE STATE OF THE ECONOMY AND OF GOVERNMENTAL REGULATIONS, THE FLUCTUATING MONEY MARKET FOR REAL ESTATE LOANS OF ALL TYPES AND OTHER FACTORS WHICH DIRECTLY AFFECT THE VALUE AND MARKETABILITY OF THE PROPERTY, IT IS REALIZED BY THE PARTIES THAT IT IS EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN WITH ANY DEGREE OF CERTAINTY THE AMOUNT OF DAMAGES WHICH WOULD BE SUFFERED BY OPTIONOR IN THE EVENT OPTIONEE DEFAULTS IN ITS OBLIGATION TO CLOSE ESCROW FOR THE PROPERTY, AS REQUIRED HEREIN.  THE PARTIES, HAVING MADE DILIGENT BUT UNSUCCESSFUL ATTEMPTS TO ASCERTAIN THE ACTUAL DAMAGES OPTIONOR WOULD SUFFER IN SUCH EVENT, HAVE DETERMINED THAT ALL AMOUNTS PAID TO OPTIONOR AS OPTION CONSIDERATION AND ALL INTEREST EARNED THEREON SHALL BE DISBURSED TO OPTIONOR, IF THEN HELD BY ESCROW HOLDER, OR RETAINED BY OPTIONOR, IF PREVIOUSLY DISBURSED TO OPTIONOR HEREUNDER, AND SHALL BE DEEMED FULLY EARNED AS LIQUIDATED DAMAGES, AND THIS AGREEMENT SHALL AUTOMATICALLY TERMINATE.  BY INITIALING BELOW, THE PARTIES AGREE TO THE PROVISIONS OF THIS SECTION AND ACKNOWLEDGE THAT SUCH REMEDY OF OPTIONOR AS SET FORTH HEREIN SHALL BE THE EXCLUSIVE REMEDY OF OPTIONOR, AT LAW AND IN EQUITY, BY REASON OF SUCH DEFAULT OF OPTIONEE, EXCEPT ANY RIGHTS OF OPTIONOR THAT BY THEIR TERMS SPECIFICALLY SURVIVE THE TERMINATION OF THIS AGREEMENT, AND EXCEPT FOR ALL RIGHTS AND REMEDIES WHICH OPTIONOR MAY HAVE AT LAW OR EQUITY OR UNDER THIS AGREEMENT IN CONNECTION WITH OPTIONOR’S ENFORCEMENT OF THIS SECTION 20.2 INCLUDING, WITHOUT LIMITATION, OPTIONOR’S RIGHT TO RECOVER ATTORNEYS’ FEES AND COSTS INCURRED IN CONNECTION THEREWITH.

Optionor’s Initials  ______                                                  Optionee’s Initials  ______

20.3           Recoverable Damages.  Except where this Agreement specifies a particular remedy as being Optionor’s sole remedy for a particular event or circumstance, the provisions of Section 20.2 hereof shall not operate to limit the remedies available to Optionor or the damages recoverable by Optionor against Optionee (except as set forth in the last sentence of this Section 20.3) due to (i) any breach or default by Optionee of any post-Closing covenant or agreement of Optionee set forth herein; and/or (ii) Optionee’s obligation to indemnify, defend and hold harmless Optionor, as more particularly set forth in this Agreement. Except where this Agreement specifies a particular remedy as being Optionee’s sole remedy for a particular event or circumstance, the provisions of Section 20.1 hereof shall not operate to limit the remedies available to Optionee or the damages recoverable by Optionee against Optionor (except as set forth in the last sentence of this Section 20.3) due to (i) any breach or default by Optionor of any post-Closing covenant or agreement of Optionor set forth herein; and/or (ii) Optionor’s obligation to indemnify defend and hold harmless Optionee as more particularly set forth in Section 19.  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither Optionor nor Optionee shall bear any liability to the other under this Agreement for loss of production, loss of business or any other indirect, punitive, special or consequential damages, even if such party has been advised of the possibility of such damages, and neither party may seek to recover against the other party consequential damages, punitive damages or any other damages for loss of production, loss of business, lost profits or any other indirect or special damages.

21.           MATERIAL DAMAGE; CONDEMNATION.

Except as otherwise provided in this Section 21, risk of loss to the Property shall be borne by Optionor until Close of Escrow.  In the event that one (1) or more of the buildings on the Property are destroyed or materially damaged other than through the negligence or willful misconduct of Optionee, Optionee’s Agents and/or Optionee’s Affiliates prior to Close of Escrow, Optionor shall promptly notify Optionee of such damage and Optionee shall have the right either (a) to terminate this Agreement, in which event Optionor shall (1) retain the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, and (2) authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder; and (3) in either such case each party shall pay one-half of any escrow and title cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement, except with respect to those obligations which are specified to survive the termination of this Agreement, or (b) to accept the Property in its then condition and proceed to Closing, in which event Optionor shall assign to Optionee at Closing any available casualty insurance proceeds (except business interruption proceeds which shall be retained by Optionor) or, if such proceeds are received by Optionor, then Optionee shall receive a credit against the Purchase Price in such amount; provided, that if Optionor desires to restore any damage caused by such casualty and such restoration will be completed prior to the Closing Date, then Optionor may retain the insurance proceeds and shall restore the Property, at Optionor’s sole cost and expense, on or before the Closing Date.  In the event that one (1) or more of the buildings on the Property are destroyed or materially damaged other than through the negligence or willful misconduct of Optionee, Optionee’s Agents and/or Optionee’s Affiliates prior to Close of Escrow, but the total anticipated cost of restoration of the Property is less than One Hundred Thousand Dollars ($100,000.00), this Agreement shall not terminate, and Optionee shall take the Property in its then condition, provided however, Optionee shall receive a credit in Escrow against the Purchase Price in the amount of such cost of restoration of the Property (unless Optionor elects to restore the Property as described above in which event Optionor shall complete such restoration on or before the Closing Date and shall retain all insurance proceeds attributable to such casualty).  Notwithstanding the foregoing, where any restoration described above has not been completed on or before the Closing Date the Closing shall nevertheless take place, and Optionor shall complete said restoration following the Closing.  In such event, all remaining insurance proceeds, if any, in Optionor’s possession as of the Closing not yet used for said restoration, together with any amount reasonably estimated by a third party contractor reasonably acceptable to both Optionor and Optionee to be needed to complete such restoration after Closing that exceeds the amount of available insurance proceeds (the “Additional Funds”), shall be held back in escrow for disbursement for such restoration work on terms reasonably satisfactory to Optionee (such terms to include, without limitation,  receipt of statutory conditional and unconditional lien releases), with any remaining balance of such escrowed funds following completion of such work to go (A) first, to Optionor until Optionor has been repaid the full amount of the Additional Funds, and then (B) any remaining amount to Optionee.  Following the occurrence of any destruction or material damage to the portion of the Property that will be subject to the Lease that does not result in a termination of this Agreement as provided above, then the Lease shall not be affected thereby and, where Optionor has not elected to commence restoration prior to the Closing (in which event the foregoing provisions of this Section 21 shall apply) the parties shall have their respective rights under the Lease with respect to such casualty, including, without limitation, Optionor’s restoration rights set forth in the Lease, as if such damage occurred on the Commencement Date.  To the extent damage or destruction to the Property was caused by Optionee, Optionee’s Agents and/or Optionee’s Affiliates, Optionee shall pay the full cost of restoration, as well as all costs incurred by Optionor in its relocation and occupancy of any replacement premises to the extent such costs are not covered by Optionor’s insurance.

If, at any time after the execution of this Agreement and prior to Closing, a competent condemning authority files any condemnation action or threatens in writing to file any such action seeking to condemn any interest in all or any portion of the Property, then Optionee may terminate this Agreement.  Optionee’s termination shall be exercised by delivery to Optionor of written notice, to be delivered no later than fifteen (15) days following Optionor’s delivery to Optionee of notice of the commencement or receipt of written notice of the threat of such condemnation action.  Upon such termination, Optionor shall retain the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, but shall authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, all rights of Optionee in the Property shall be extinguished, and Optionor shall have the exclusive right to any condemnation award for the taking and for severance damages derived from such condemnation.  If the right to terminate is not timely exercised by Optionee, then the transaction contemplated by this Agreement shall continue regardless of such condemnation, without any reduction in the Purchase Price, but Optionee shall have the exclusive right to any condemnation award and severance damages paid as compensation by the condemning Authority for the taking of the Property so condemned.  In such case, Optionee shall be solely responsible for dealing, at its own risk, cost and expense, with the condemning Authority with respect to the amount of the award and/or severance damages derived from the condemnation of the Property.  If this Agreement is timely terminated pursuant to the terms of this Article 21, then neither Optionee nor Optionor shall have any further cost, obligation or liability to each other, except as otherwise expressly provided in this Agreement, and, except as otherwise provided herein, Escrow Holder shall return to the respective parties all documents which have been deposited by such parties into Escrow.

22.           MISCELLANEOUS PROVISIONS

22.1           Time is of the Essence.  Time is of the essence of this Agreement for all provisions of which time is a factor, including, without limitation, the Closing.  If any party fails to perform its obligations in a timely manner as required by this Agreement (after the expiration of any notice and cure periods, or if no notice and cure period is provided for a particular obligation, within one (1) business day after receipt of written notice from the non-defaulting party), then the non-defaulting party may pursue the remedies set forth in this Agreement.

22.2           Governing Law.  This Agreement has been entered into and executed in the State of California and shall be interpreted in accordance with the laws of said state, excluding, however, the choice of law provisions in regard to conflicts.

22.3           Integration.  This Agreement and the Exhibits attached hereto, upon acceptance by the parties hereto, constitutes the sole and only agreement between the parties hereto as to the subject matter hereof, and is intended by each to constitute the final written memorandum of all of their agreements and understandings in this transaction.

22.4           Survival of Covenants and Warranties.  Except as otherwise set forth in Article 9 hereof, all warranties, covenants, conditions, representations, and other obligations of Optionor and Optionee, including any to be performed subsequent to the Close of Escrow, shall survive the Close of Escrow and delivery of the Grant Deed with respect to the Property.

22.5           Computation of Periods.  All periods of time referred to in this Agreement shall include all Saturdays, Sundays, and state or national holidays, unless the period of time specifies business days, provided that if the date to perform any act or give any notice with respect to this Agreement shall fall on a Saturday, Sunday, or state or banking or national holiday, such act or notice may be timely performed or given on the next succeeding day which is not a Saturday, Sunday, or state or banking or national holiday.

22.6           Effectiveness of Agreement and Amendments.  No provision of this Agreement may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors in interest.  This Agreement shall not be effective or binding on any party until fully executed by all parties hereto, but shall be interpreted as an offer under control of the offeror prior to such acceptance.

22.7           Assignment.  Optionee may not assign this Agreement without the prior written approval of Optionor, which approval may not be unreasonably withheld, conditioned or delayed; provided, that Optionor’s approval shall not be required with respect to an assignment by Optionee to any party in which Optionee or the principals of Optionee (who are Jackie Safier and/or her immediate family members (i.e., parents, spouse, children, etc.)) have a direct or indirect economic interest of at least 25% (which may be reduced to 5% immediately prior to the Closing), and direct or indirect control over day to day operations, including the entitlement process.  Prior to any such assignment by Optionee, Optionee shall provide Optionor with prior written notice and a written assumption by such assignee in form and content reasonably acceptable to Optionor of all obligations of the Optionee under this Agreement arising from and after such assignment.  No such assignment and assumption, however, shall relieve Optionee from any of its obligations, liabilities or duties hereunder to be performed on or before the Closing, all of which obligations, liabilities and duties shall remain binding on the original Optionee hereunder.

22.8           Notices.  All notices required or permitted by this Agreement shall be in writing and may be delivered in person to either party or may be sent by registered or certified mail, with postage prepaid, return receipt requested, or delivered by Express Mail of the U.S. Postal Service, charges prepaid, or by Federal Express or any other nationally recognized courier service guaranteeing overnight delivery, or by facsimile or email, provided such transmission is acknowledged in writing by the other party as a good transmission, addressed as follows:

If to Optionor at:

Spansion LLC
915 DeGuigne Drive
P.O. Box 3453, MS212
Sunnyvale, CA  94088
Attn:  Manager of Real Estate
Telephone No.: (408) 616-6833
Fax No.: (408) 616-1976
Email: allan.manzagol@spansion.com

With a copy to:

Hopkins & Carley
70 South First Street
San Jose, CA  95113
Attn:  Ross G. Adler, Esq.
Telephone No.: (408) 299-1302
Fax No.: (408) 938-6212
Email: radler@hopkinscarley.com

If to Optionee at:

Prometheus Real Estate Group, Inc.
1900 South Norfolk Street, Suite 150
San Mateo, CA 94403
Attention:  Jackie Safier
Phone:  (650) 931-3431
Fax:  (650) 931-3631
Email:  jsafier@prometheusreg.com

With a copy to:
Prometheus Real Estate Group, Inc.
201 North Civic Drive, Suite 140
Walnut Creek, CA 94596
Attention:  John Millham
Phone:  (925) 938-4165
Fax:  (925) 937-1728
Email:  jmillham@prometheusreg.com

With a copy to:
Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention:  Philip J. Levine
Phone:  (650) 813-5613
Fax:  (650) 494-0792
Email:  plevine@mofo.com

If to Escrow Holder at:

First American Title Insurance Company
1850 Mt. Diablo Boulevard, Suite 300
Walnut Creek CA 94596
Attn:  Roni Sloan-Loftin
Telephone No.: (925) 927-2127
Fax No.: (925) 927-2180
Email: rsloan@firstam.com

Any such notice sent by registered or certified mail, return receipt requested, shall be deemed to have been duly given and received seventy-two (72) hours after the same is so addressed and mailed with postage prepaid.  Notices delivered by overnight service shall be deemed to have been given and received twenty-four (24) hours after delivery of the same, to the U.S. Postal Service, charges prepaid, or to the private courier; provided, however, that notices given by Federal Express or other private courier shall be deemed given upon actual receipt thereof if received earlier than twenty-four (24) hours after delivery to Federal Express or such courier.  Notices given by facsimile or email shall be effective upon acknowledgment by the other party of good transmission.  Any notice or other document sent by any other manner shall be effective only upon actual receipt thereof.  Refusal to accept notice shall be deemed to be delivery thereof.  Any party may change its address for purposes of this Section by giving notice to the other party and to Escrow Holder and the Title Company as herein provided.

22.9           Attorneys’ Fees.  In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and all fees, costs and expenses incurred for prosecution, defense, consultation, or advice in such action or proceeding.  In addition to the foregoing, the prevailing party shall be entitled to its actual attorneys’ fees and all fees, costs and expenses incurred in any post-judgment proceedings to collect or enforce the judgment.  This provision is separate and several and shall survive the merger of this Agreement into any judgment on this Agreement.

22.10           Successors and Assigns.  Subject to the provisions of Section 22.7 above, this Agreement, and all the provisions, covenants and conditions hereof, shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and permitted assigns.

22.11           Severability.  If any paragraph, section, sentence, clause or phrase contained in this Agreement shall become illegal, null or void, against public policy, or otherwise unenforceable, for any reason, or shall be held by any court of competent jurisdiction to be illegal, null or void, against public policy, or otherwise unenforceable, the remaining paragraphs, sections, sentences, clauses or phrases contained in this Agreement shall not be affected thereby.

22.12           Waiver.  The waiver of any breach of any provision hereunder by Optionor or Optionee shall not be deemed to be a waiver of any preceding or subsequent breach hereunder.  No failure or delay of any party in the exercise of any right given hereunder shall constitute a waiver thereof nor shall any partial exercise of any right preclude further exercise thereof.

22.13           Further Assurances.  Optionee and Optionor each agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale or any other agreement contained herein in the manner contemplated hereby.

22.14           Capitalized Terms.  All capitalized terms used but not defined in the Exhibits hereto shall have the same meanings as set forth in this Agreement.

22.15           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which shall constitute one and the same instrument.

22.16           Negotiated Transaction.  The provisions of this Agreement were negotiated by all parties with the advice of counsel and this Agreement shall be deemed to have been drafted by all the parties.

22.17           Board of Directors Approval.  Notwithstanding any other provision of this Agreement, the parties agree that Optionor’s obligations under this Agreement shall be contingent upon Optionor obtaining the approval of this transaction by the board of directors of Spansion Inc., a Delaware corporation, on or before thirty (30) days after the Effective Date.  If Optionor does not deliver written notice to Optionee on or before the end of such 30-day period either confirming that such approval has been obtained or waiving this condition, this Agreement shall be deemed terminated, Optionor shall (a) return to Optionee the Initial Disbursement and any Subsequent Disbursements previously made to Optionor, (b) authorize the release to Optionee from escrow of any undisbursed portion of the Deposit and interest thereon still held by Escrow Holder, and (c) reimburse Optionee for its actual out of pocket costs incurred in connection with this Agreement and Optionee’s proposed development of the Property contemplated herein, in an amount not to exceed One Hundred Thousand Dollars ($100,000.00), each party shall pay 50% of any escrow and title cancellation charges, and neither party shall have any further rights, duties or obligations under this Agreement, except with respect to those obligations which are specified to survive the termination of this Agreement.

22.18           Memorandum of Option.  Contemporaneously with the mutual execution of this Agreement, (i) the parties shall execute, acknowledge and deposit with Escrow Holder a Memorandum of Option in the form of Exhibit I hereto (the “Memorandum of Option”) and (ii) Optionee shall execute, acknowledge and deliver to Escrow Holder a quitclaim deed in the form of Exhibit J hereto (the “Quitclaim Deed”).  Escrow Holder shall not, however, record the Memorandum of Option, unless and until both (1) Optionee has delivered to Escrow Holder and Escrow Holder then holds the fully executed and acknowledged Memorandum of Option and Quitclaim Deed, duly executed and acknowledged by the parties thereto; and (2) Optionee has delivered to Escrow Holder both the Deposit on or before 5:00 p.m. on the date on which Optionee is required to deposit the Deposit under Section 2 above and a copy of the Approval Notice, in which case, Escrow Holder shall cause the executed and acknowledged Memorandum of Option to be recorded concurrently with receipt of such copy of the Approval Notice.  The parties hereby agree that Optionor may unilaterally instruct Escrow Holder (with a copy of such instructions to be sent simultaneously to Optionee) to record the Quitclaim Deed against the Property upon failure of Optionee to authorize any disbursement to Optionor to which Optionor is entitled under Article 2 hereof in a timely manner, upon failure of Optionee to exercise the Option in accordance with Article 1 hereof on or before the Option Expiration Date, or upon the expiration or earlier termination of this Agreement for any other reason in accordance with its terms, and Escrow Holder is hereby irrevocably authorized and instructed by the parties to ignore any contrary escrow instructions that Escrow Holder may receive from Optionee as to the recordation of the Quitclaim Deed.  It shall be a condition precedent to recordation of the Quitclaim Deed that this Agreement shall have either terminated pursuant to its terms or Optionee shall have breached the terms of this Agreement.

22.19           Effective Date.  As used herein, the term “Effective Date” shall mean the first date on which both Optionor and Optionee shall have executed this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

OPTIONOR:

SPANSION LLC,
a Delaware limited liability company

By:  /s/ Randy W. Furr
Name: Randy W. Furr
Title:  Executive Vice President and Chief Financial Officer

Dated:  September 20, 2011

OPTIONEE:

PROMETHEUS REAL ESTATE GROUP, INC.,
a California corporation

By:  /s/ Jonathan Moss
Name:  Jonathan Moss
Its:  Executive Vice President

Dated:  September 20, 2011

ESCROW HOLDER ACKNOWLEDGEMENT

Escrow Holder hereby acknowledges that it has received a fully executed counterpart of the foregoing Option Agreement for the Purchase and Sale of Real Property and Escrow Instructions and agrees to act as Escrow Holder and the Title Company thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Holder and the Title Company.  Escrow Holder’s failure to execute this Agreement where indicated below and deliver a counterpart original of this Agreement to either or both of Optionor and Optionee shall in no way delay the Effective Date hereunder or invalidate or render this Agreement unenforceable in any respect.

ESCROW HOLDER:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:  /s/ Roni Sloan Loftin
Name:  Roni Sloan Loftin
Its:  Senior Escrow Officer